Exhibit 10.1

EXECUTION COPY

FARMER MAC MORTGAGE SECURITIES CORPORATION
as Bond Purchaser

FARMLAND PARTNERS OPERATING PARTNERSHIP, LP
as Issuer

FEDERAL AGRICULTURAL MORTGAGE CORPORATION
as Guarantor and the Collateral Agent

SECOND AMENDED AND RESTATED AGVANTAGE®
BOND PURCHASE AND SECURITY AGREEMENT

Dated as of December 22, 2022

TABLE OF CONTENTS

i

ii

Schedule I –	Additional Terms
Schedule II –	Eligibility Criteria
Schedule III –	Rate Terms
Schedule IV –	Existing Bonds

Annex A –	Form of AgVantage® Bond
Annex B –	Form of Certificate of Pledged Collateral
Annex C –	Form of Summary of Terms
Annex C-1 –	Form of Draw Request – Variable Funding Bond
Annex C-2 –	Form of Paydown Notice – Variable Funding Bond
Annex D –	Form of Certified Agricultural Mortgage Marketing Facility Application
Annex E –	Form of Officers’ Certificate
Annex F –	Form of Closing Certificate

i

SECOND AMENDED AND RESTATED AGVANTAGE®
BOND PURCHASE AND SECURITY AGREEMENT

THIS SECOND AMENDED AND RESTATED AGVANTAGE® BOND PURCHASE AND SECURITY AGREEMENT (the “Agreement”), dated as of December 22, 2022 (the “Effective Date”), is by and among FARMER MAC MORTGAGE SECURITIES CORPORATION (“Purchaser”), a wholly owned subsidiary of the FEDERAL AGRICULTURAL MORTGAGE CORPORATION, a federally-chartered instrumentality of the United States and an institution of the Farm Credit System (“Farmer Mac” or the “Collateral Agent”), and FARMLAND PARTNERS OPERATING PARTNERSHIP, LP, a Delaware limited partnership (“Issuer”). In consideration of the mutual agreements herein contained, Farmer Mac, Purchaser and Issuer agree as follows:

Article I

DEFINITIONS

Section 1.01.       Definitions. To the extent not otherwise defined herein, all terms used herein that are defined under the uniform commercial code as in effect from time to time in the State of New York (the “UCC”) shall have the meanings provided in the UCC. As used in this Agreement, the following terms shall have the following meanings:

"Additional Underlying Collateral Election" has the meaning set forth in Section 6.04(b).

“Affiliate” means, with respect to any specified Person, any Person that directly or indirectly controls, is controlled by, or is under common control with such specified Person. For purposes of this definition, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliate Guarantor” means, as of the date hereof, FPI, as indicated on Schedule I, and any one or more Affiliates of Issuer that provides a guaranty or other form of credit protection for the Bond(s), as applicable from time to time.

“Agreement” means this Second Amended and Restated AgVantage® Bond Purchase and Security Agreement, as the same may be amended, extended, supplemented or otherwise modified in writing from time to time.

“Application” has the meaning set forth in Section 3.01(a)(vi).

“Bankruptcy Code” means Title 11 of the United States Code.

“Bond” means (i) each AgVantage® bond issued by Issuer and purchased by Purchaser pursuant hereto, substantially in the format attached hereto as Annex A, and (ii) each of the Bonds issued under the Existing Agreement as shown on Schedule IV.

“Bond Documents” means this Agreement, the Custody Agreement, the Guaranty, any other guaranty or credit support documentation provided by an Affiliate Guarantor, the Bonds, the Summaries of Terms, the Certificates of Pledged Collateral, the Application, any other documents listed on Schedule I, and any other instruments, certificates or documents delivered in connection herewith or therewith, all as amended, restated, reaffirmed, reconfirmed, replaced, substituted or otherwise modified from time to time.

“Bond Obligations” means any and all obligations of Issuer under the Bonds issued hereunder or under any of the Bond Documents, including without limitation the payment of all amounts due from Issuer under the Bonds and all other amounts due from Issuer hereunder or under any of the Bond Documents.

“Borrower” means a Person obligated under one or more Qualified Loans that owns the Underlying Collateral Properties securing such Qualified Loans.

“Business Day” means any day other than (i) a Saturday or Sunday, (ii) a day on which Farmer Mac is closed, or (iii) a day on which banking institutions in the States of Colorado or New York are authorized or obligated by law or executive order to be closed.

“Capitalized Interest” means interest that is added to the cost of a long-term asset rather than expensed under U.S. GAAP, as presented, or required to be presented, in the Financial Statements of Issuer.

“Certificate of Pledged Collateral” means a certificate delivered by Issuer to Purchaser and Farmer Mac substantially in the form of Annex B attached hereto.

“Change of Control” means with respect to Issuer (i) the sale of all or substantially all the assets of Issuer, (ii) any merger, consolidation or acquisition of Issuer with, by or into another Person, or (iii) any change in the general partner of the Issuer, or (iv) any change in the ownership of more than fifty percent (50%) of the limited partnership interests of Issuer in one or more related transactions.

“Closing Date” means the date of the funding of each issuance of Bonds hereunder (including, as to any Variable Funding Bond, each funding thereunder), which date shall be set forth in the applicable Summary of Terms.

“Custodian” means the custodian listed on Schedule I (including its successors and permitted assigns), in its capacity as custodian under the Custody Agreement.

“Custody Agreement” means the custody agreement between Issuer, Custodian, and the Collateral Agent providing for custody of the Loan Collateral, in form and substance reasonably acceptable to the Collateral Agent, as the same may be amended, restated, extended, supplemented or otherwise modified in writing from time to time in accordance with the terms thereof.

“Day Count Convention” means as to any Bond, the category of assumptions for calculating interest over time, each of which is listed and described on Schedule III, and as specified in the Summary of Terms for such Bond.

"Deficient LTV Notice" has the meaning set forth in Section 6.04(a).

“Draw Request” means, as to any Variable Funding Bond, a notice from Issuer to each of Purchaser and Collateral Agent requesting an advance under such Variable Funding Bond, delivered in accordance with Section 2.02(b), substantially in the form attached hereto as Annex C-1.

“Eligibility Criteria” means the eligibility criteria listed on Schedule II.

“Environmental Laws” means any and all applicable current and future federal, state and local laws and any consent decrees, concessions, permits, grants, franchises, licenses, agreements or other restrictions of a governmental authority or common law causes of action relating to: (i) protection of the environment or natural resources from, or emissions, discharges, releases or threatened releases of, any materials, including Hazardous Materials, in the environment including ambient air, surface, water, ground water or land; (ii) the generation, handling, use, labeling, disposal, transportation, reclamation and remediation of Hazardous Materials; (iii) the protection of endangered or threatened species; and (iv) the protection of environmentally sensitive areas.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) resulting from or based upon (i) violation of any Environmental Law; (ii) the generation, use, handling, transportation, storage, treatment, disposal or permitting or arranging for the disposal of any Hazardous Materials; (iii) exposure to any Hazardous Materials; (iv) the release or threatened release of any Hazardous Materials; or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Event of Default” has the meaning set forth in Section 7.01.

“Existing Agreement” means, collectively, (i) that certain Amended and Restated AgVantage Bond Purchase Agreement, dated as of March 1, 2015, among Purchaser, Farmer Mac, Issuer and FPI and (ii) that certain Amended and Restated Pledge and Security Agreement, dated as of March 1, 2015, among Purchaser, Farmer Mac, Issuer and FPI.

“Final Issuance Date” means the earliest of: (i) the date that is the three (3) year anniversary of this Agreement; and (ii) such date that Farmer Mac declares the entire principal amount of, and accrued interest on, the Bonds at the time outstanding to be immediately due and payable following an Event of Default.

“Financial Statements”, (i) in respect of a Fiscal Year, means the publicly-filed consolidated financial statements (including footnotes thereto) of FPI, prepared in accordance with U.S. GAAP for that Fiscal Year as audited by independent certified public accountants selected by FPI; and (ii) in respect of a Fiscal Quarter, means the publicly-filed unaudited interim consolidated financial statements of FPI, prepared in accordance with U.S. GAAP for that Fiscal Quarter.

“Fiscal Quarter” means each fiscal quarter of FPI, as consistently reported from quarter to quarter in and for its Financial Statements.

“Fiscal Year” means the fiscal year of FPI, as consistently reported from year to year in and for its Financial Statements.

“Fitch” means Fitch, Inc.

“Fixed Rate” means as to each applicable Bond, a fixed rate of interest at the rate specified in the Summary of Terms for such Bond.

“Floating Rate” means as to each applicable Bond, a floating rate of interest based on one or more indices listed and described on Schedule III, as specified in the Summary of Terms for such Bond.

“Floating Rate Bond” means a Bond bearing interest at a Floating Rate, as specified in the Summary of Terms for such Bond.

“FPI” means Farmland Partners Inc., a Maryland corporation.

"Funding Request" has the meaning set forth in Section 2.01(a).

“Governing Documents” means, with respect to any Person, the certificate of incorporation, bylaws, certificate of formation, operating agreement, partnership agreement, limited partnership agreement, limited liability agreement, declaration of trust or similar documents governing the organization and operation of such Person.

“Guaranty” means that certain Guaranty dated as of the date hereof, by FPI in favor of Purchaser and Farmer Mac.

“Hazardous Materials” means (i) any explosive or radioactive substances, materials or wastes; (ii) any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under, or that could reasonably be expected to give rise to liability under, any applicable Environmental Law, including, asbestos or asbestos containing materials, infectious or medical waste, polychlorinated biphenyls, radon gas, urea-formaldehyde insulation, gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products; and (iii) all other substances, materials or wastes of any nature regulated under or with respect to which liability or standards of conduct are imposed pursuant to any Environmental Law.

“Indemnitee” has the meaning set forth in Section 8.12(b).

“Interest Payment Date” means, with respect to any Bond, each of the dates set forth in the Summary of Terms for such Bond as the interest payment dates therefor; provided, however, that if any such date is not a Business Day, such Interest Payment Date that would otherwise be such date will be the next Business Day following such date unless otherwise set forth in such Summary of Terms.

“Issuer” has the meaning set forth in the preamble hereto.

“Legal Opinions” means one or more opinion letters in form and substance reasonably acceptable to Purchaser and the Collateral Agent that are addressed to Purchaser and the Collateral Agent by an outside law firm reasonably acceptable to each of Purchaser and the Collateral Agent, and containing customary opinions, including without limitation that:

(a)            Issuer and each Affiliate Guarantor (as applicable) is validly existing and in good standing, has all requisite corporate, limited liability company or limited partnership, as applicable, power and authority to execute and deliver the Bond Documents to which it is a party and to perform its obligations thereunder, and has duly authorized and delivered all of the Bond Documents to which it is a party;

(b)            each of the Bond Documents has been duly executed and delivered by Issuer and each Affiliate Guarantor party thereto;

(c)            each of the Bond Documents (to which Issuer and/or each Affiliate Guarantor is a party) is legally binding and enforceable against each of Issuer and each Affiliate Guarantor, as applicable;

(d)            none of the execution, delivery or performance by Issuer and each Affiliate Guarantor of the Bond Documents to which it is a party will conflict with, result in a breach or violation of or require any filing under, any applicable law or any Governing Documents (as applicable) or material agreements of Issuer or any Affiliate Guarantor; and

(e)            this Agreement creates a security interest in favor of Purchaser and the Collateral Agent in the Loan Collateral, and upon filing of a UCC-1 financing statement, delivery of the Loan Collateral to Custodian, such security interest will be perfected.

“Loan Collateral” means: (i) all Qualified Collateral; (ii) all loans that, as of any date of determination, were included in a Qualified Collateral Schedule but fail to meet the Eligibility Criteria as of such date of determination; (iii) all Loan Documents and other instruments, agreements, mortgages, deeds of trust, documents or liens evidencing, representing or securing such loans; and (iv) all proceeds of the foregoing regardless of the form thereof, including, without limitation, all proceeds in the form of accounts, chattel paper, payment intangibles, promissory notes and goods subject to a consignment.

“Loan Documents” means for each Qualified Loan and each loan that, as of any date of determination, was included in a Qualified Collateral Schedule but failed to meet the Eligibility Criteria as of such date of determination, (i) the original promissory note signed by the Borrower evidencing such Qualified Loan or loan, together with any amendments, assignments, or allonges thereto; (ii) the original Security Instrument and any separate assignment of leases and rents securing such Qualified Loan or loan (or copy thereof if the applicable recording office retains the original), together with any and all amendments and/or assignments thereto, in each case with evidence of recording thereon; (iii) copies of any security documents, including UCC financing statements; (iv) copies of all lender’s and owner’s title policies in respect of the Underlying Collateral Properties securing such Qualified Loan or loan; (v) if Issuer did not originate such Qualified Loan or loan, all documents related to the sale, transfer and assignment of such Qualified Loan or loan to Issuer; and (vi) such other documents, certificates, instruments and documentation evidencing, representing, or securing such Qualified Loan or loan or otherwise delivered in connection with or comprising the mortgage file for such Qualified Loan or loan.

“Loan-to-Value Ratio” has the meaning set forth in Schedule II.

“Loan-to-Value Requirement” has the meaning set forth in Schedule II.

“Market Value” means, with respect to any item of Qualified Collateral, the market value of such item of Qualified Collateral, which (i) in respect of any Qualified Loan, shall be the current principal balance of such Qualified Loan; and (ii) in respect of cash pledged as Qualified Collateral in accordance with Section 6.03(b), shall be the amount of such cash.

“Material Adverse Change” means a material adverse change in (i) the financial condition or business of Issuer or any Affiliate Guarantor since the end of the most recently completed Fiscal Year for which audited Financial Statements are available and have been provided to Farmer Mac; or (ii) Issuer’s or any Affiliate Guarantor’s ability to perform any of its respective obligations under any Bond Document (as applicable).

“Maximum Aggregate Amount” means the maximum aggregate amount of Bonds permitted to be outstanding at any time hereunder, which amount is specified on Schedule I.

“Minimum Required Qualified Loan Level” has the meaning set forth in Section 6.03(a).

“Moody’s” means Moody’s Investors Service, Inc.

"New Appraisal Election" has the meaning set forth in Section 6.04(b).

“Paydown Notice” means, as to any Variable Funding Bond, a notice from Issuer to each of Purchaser and Collateral Agent of Issuer’s intent to repay part or all of such Variable Funding Bond, delivered in accordance with Section 2.02(b), substantially in the form attached hereto as Annex C-2.

“Permitted Liens” means (i) liens for taxes, assessments and governmental charges or levies that are not yet due and payable or that are being contested in good faith by appropriate proceedings that suspend enforcement of such liens and for which adequate reserves or other appropriate provisions in accordance with GAAP have been set aside; (ii) liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than thirty (30) days; and (iii) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations.

“Permitted Real Estate Liens” means (i) any Permitted Liens; and (ii) encumbrances consisting of zoning restrictions, easements, right-of-way or other similar encumbrances, title defects and restrictions on the use of real property that in the aggregate are not substantial in amount and none of which materially impairs the use of such property or the value thereof, none of which is violated in any material respect by existing or proposed structures or land use and which do not interfere with the ordinary conduct of the business on such property.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust, or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

"Purchaser” has the meaning set forth in the preamble hereto.

“Qualified Collateral” means: (i) Qualified Loans; (ii) all Loan Documents; (iii) all payment records with respect to the Qualified Loans; and (iv) all proceeds of the foregoing regardless of the form thereof, including, without limitation, all proceeds in the form of accounts, chattel paper, payment intangibles, promissory notes and goods subject to a consignment.

“Qualified Collateral Schedule” means the schedule setting forth all Qualified Collateral pledged under this Agreement, in form and substance reasonably acceptable to the Collateral Agent, that is delivered by Issuer pursuant hereto, as the schedule may be amended, supplemented or modified from time to time.

“Qualified Loan” means, as of any date of determination, an agricultural mortgage loan that Farmer Mac has notified Issuer, based on Issuer’s certifications to Farmer Mac, meets the Eligibility Criteria, has been approved as a Qualified Loan by Farmer Mac in its sole discretion, and is identified as of such date of determination on the Qualified Collateral Schedule as a Qualified Loan.

“Real Estate Diligence Deliverables” means (i) a legal description of each parcel of real property to secure any proposed Qualified Loan; (ii) a commitment for an ALTA title insurance policy, insuring each Security Instrument securing the proposed Qualified Loan as a valid first priority lien upon the property subject to such Security Instrument, subject only to Permitted Real Estate Liens, which commitment shall be dated within thirty (30) days of the applicable Closing Date; (iii) any existing surveys in Issuer’s possession as to the underlying real property; (iv) appraisals and field exams acceptable to, Farmer Mac; (v) any environmental and water disclosure forms required by Farmer Mac, together with such other information on environmental and water condition as Farmer Mac may request; (vi) evidence that each of Borrower and Issuer has taken all actions required under applicable flood laws (including providing all required notices with respect to any property located in a special flood hazard area); (vii) copies of all leases of the underlying real property; (viii) a pro-forma report of the anticipated cash flow of the underlying real property; and (ix) an owner’s affidavit with respect to the underlying real property.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“S&P” means Standard & Poor’s Ratings Service, a Standard & Poor’s Financial Services LLC business.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and regulations promulgated thereunder from time to time.

“Security Instrument” means the mortgage, deed of trust or other similar instrument which encumbers an Underlying Collateral Property to secure a Qualified Loan.

“Security Interest” has the meaning set forth in Section 6.01(a).

“Summary of Terms” or “Summaries of Terms” means the Summary of Terms for each issuance of Bonds among Farmer Mac, Purchaser, and Issuer substantially in the form of Annex C attached hereto.

“Underlying Collateral Properties” means the agricultural real estate securing the Qualified Loans.

“Unused Commitment Fee” has the meaning set forth in Section 2.05(c).

“U.S. GAAP” means the generally accepted accounting principles in the United States as in effect from time to time.

“Variable Funding Bond” has the meaning set forth in Section 2.02(b).

“Variable Funding Bond Amount” means at any time the aggregate face amount of all Variable Funding Bonds issued and outstanding hereunder.

“Variable Funding Bond Usage” means at any time the aggregate principal amount advanced and outstanding under all Variable Funding Bonds issued and outstanding hereunder.

Section 1.02.       Principles of Construction. Unless the context shall otherwise indicate, the terms defined in this Agreement include the plural as well as the singular and the singular as well as the plural. The words “hereafter”, “herein”, “hereof”, “hereto” and “hereunder”, and words of similar import, refer to this Agreement as a whole. The descriptive headings of the various articles and sections of this Agreement were formulated and inserted for convenience only and shall not be deemed to affect the meaning or construction of the provisions hereof. The words “include,” “includes” and “including” are not limiting. Unless otherwise specified in this Agreement, whenever a payment or performance of an action is required to be made pursuant to this Agreement on a day that is not a Business Day, such payment or performance shall be made on the next succeeding Business Day. References to money, dollars, “$” or other amounts shall mean the lawful money of the United States of America. Any pronoun shall include the corresponding masculine, feminine and neuter terms. Reference to any law shall refer to such law as amended, modified, supplemented, renewed, or extended from time to time and to any successor or replacement law promulgated thereunder or substantially related thereto and to any rules and regulations related thereto.

Article II

PURCHASE OF BONDS

Section 2.01.      Purchase of Bonds.

(a)            Purchaser may from time to time in its sole discretion purchase Bonds, at 100% of their initial principal amount (or such other price specified in the Summary of Terms for such Bond), before the Final Issuance Date, as requested by Issuer in writing (a "Funding Request") and approved by Farmer Mac in its sole discretion, in the aggregate not in excess of the Maximum Aggregate Amount, which Maximum Aggregate Amount may include Variable Funding Bonds. Issuer may repay Bonds (subject to the terms of the applicable Bonds being repaid) and issue new Bonds hereunder (as approved by Farmer Mac in its sole discretion) at any time or from time to time before the Final Issuance Date, so long as the aggregate principal amount of all Bonds outstanding hereunder from time to time does not exceed the Maximum Aggregate Amount. The amount and terms of any Bond shall be set forth in a Summary of Terms to be signed by each of Issuer, Purchaser, and Farmer Mac. All purchases of Bonds shall be subject to satisfaction of the conditions set forth herein (including Article III hereof) and agreement among the parties hereto as to the terms of the applicable Summary of Terms. Nothing contained in this Agreement shall obligate Purchaser to purchase any Bond, and Farmer Mac shall not be obligated to provide any indication of pricing if Farmer Mac uses its best efforts to obtain and provide such preliminary indication, but determines that market conditions are unfavorable for the issuance of debt to fund Bonds with the terms requested by Issuer.

(b)            Schedule IV describes the Bonds that are outstanding under the Existing Agreement as of the Effective Date.

Section 2.02.      Interest Rates and Payment; Variable Funding Bonds.

(a)            Each Bond shall bear interest at a Fixed Rate or Floating Rate payable in arrears on such date(s) and calculated in accordance with such Day Count Convention as specified in the Summary of Terms for such Bond. The principal amount of each Bond, together with any accrued but unpaid interest, shall be due and payable on the maturity date of the Bond set forth in the Summary of Terms for such Bond and shall have a minimum denomination specified on Schedule I. To the extent any payment of interest or principal on a Bond is not paid when due, interest shall accrue on the entire outstanding principal amount of the Bonds, together with accrued interest thereon, at the applicable rate per annum determined as provided above plus two percent (2%) (200 basis points). Each Bond shall not be prepayable during the term of such Bond unless otherwise agreed by the parties hereto and set forth in the Summary of Terms for such Bond. Purchaser’s statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Bonds and other amounts owing under this Agreement and shall be deemed an “account stated.”

(b)            Purchaser may purchase from time to time one or more Bonds for which principal may be drawn and repaid on a revolving basis prior to maturity (a “Variable Funding Bond”). Issuer may make a funding request on any Variable Funding Bond purchased hereunder by delivering a Draw Request to each of Purchaser and Farmer Mac in accordance with the notice requirements set forth on the Summary of Terms for such Bond. Issuer may elect to repay part or all of the principal outstanding on any Variable Funding Bond in accordance with the Summary of Terms for such Bond; provided, that Issuer has delivered a Paydown Notice to each of Purchaser and Farmer Mac in accordance with the notice requirements set forth on the applicable Summary of Terms. For the avoidance of doubt, in no event shall the aggregate amount drawn under any Variable Funding Bond at any time exceed the face amount of such Bond as specified in the Summary of Terms for such Bond, and the principal amount outstanding on any Variable Funding Bond at any given time shall be as specified in the books and records of the Collateral Agent, which books and records shall be conclusive absent manifest error. Any Variable Funding Bond must be specified as such in the Bond and Summary of Terms for such Bond.

Section 2.03.       Indemnity. Upon demand from Farmer Mac or Purchaser from time to time, Issuer shall promptly compensate Purchaser and Farmer Mac for and hold Purchaser and Farmer Mac harmless from any loss, cost or expense incurred by it as a result of any payment or prepayment of any Bond that is subject to an Interest Period (as defined in Schedule III) on a day other than the last day of the Interest Period for such Bond (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise), including any loss of anticipated profits and any loss, cost or expenses arising from the liquidation or reemployment of funds.

Section 2.04.       Maturity. Each Bond shall mature on the maturity date set forth in the Summary of Terms for such Bond, which maturity date shall in no event be later than ten (10) years from the date of such Bond’s issuance.

Section 2.05.       Fees.

(a)            On the Effective Date, Issuer shall pay to Farmer Mac an origination fee equal to $50,000.00, which Issuer agrees is fully earned as of such date and will not be subject to refund.

(b)            On each Closing Date, Issuer shall pay to Farmer Mac a bond issuance fee equal to $5,000.00 for each Bond closing on such Closing Date, which Issuer agrees is fully earned as of such date and will not be subject to refund.

(c)            Accruing from the Effective Date until the Final Issuance Date, Issuer agrees to pay to Purchaser a nonrefundable unused commitment fee (each an “Unused Commitment Fee”) equal to 0.20% per annum multiplied by the average daily result of (i) the Variable Funding Bond Amount minus (ii) the Variable Funding Bond Usage. All Unused Commitment Fees shall be payable quarterly in arrears on the first Business Day of each calendar quarter.

Article III

CONDITIONS PRECEDENT

Section 3.01.      Conditions Precedent to the Effectiveness of this Agreement. This Agreement shall not become effective until the following conditions shall have been satisfied, in each case as determined by Farmer Mac in its reasonable discretion:

(a)            Required Deliverables. Purchaser shall have received each of the following in form and substance satisfactory to it:

(i)            copies of this Agreement, the Custody Agreement, and the Guaranty, in each case duly signed and delivered by the parties thereto (including Issuer, Custodian, and any Affiliate Guarantor(s));

(ii)            signed copies of the Legal Opinions;

(iii)            a certificate signed by a duly qualified officer of Issuer and each Affiliate Guarantor that is an entity or trust, certifying as appropriate as to: (A) all action taken by Issuer and such Affiliate Guarantor in connection with this Agreement and the other Bond Documents; (B) the names of the representatives of Issuer and such Affiliate Guarantor authorized to sign the Bond Documents and their true signatures; and (C) copies of the Governing Documents of Issuer and such Affiliate Guarantor as in effect on such date certified by the appropriate state official where such documents are filed in a state office (if so filed or required to be so filed) together with certificates from the appropriate state officials as to the continued existence and good standing or existence (as applicable) of Issuer and such Affiliate Guarantor in its state of organization;

(iv)            a certificate signed by a duly qualified officer of Issuer stating that (A) all representations and warranties of Issuer and each Affiliate Guarantor set forth in this Agreement and the other Bond Documents are true and correct; (B) Issuer and each Affiliate Guarantor is in compliance with each of the covenants and conditions set forth herein and in the other Bond Documents applicable to it; (C) no Event of Default exists; (D) there has occurred no Material Adverse Change or any event or circumstance that could reasonably be expected to cause a Material Adverse Change, in each case since the date of the Financial Statements delivered pursuant to clause (viii) below; and (E) Issuer and each Affiliate Guarantor has satisfied each of the closing conditions required to be satisfied by it hereunder;

(v)             a lien search with respect to Issuer, in scope satisfactory to Purchaser and Farmer Mac and with results showing no liens other than Permitted Liens and otherwise satisfactory to Purchaser and Farmer Mac;

(vi)            a completed certified agricultural mortgage marketing facility application (which shall have been approved by Farmer Mac) as prescribed by 12 U.S.C. § 2279aa-5, in form and substance attached hereto as Annex D (the “Application”);

(vii)            evidence that Issuer (or the Collateral Agent on behalf of Issuer) has duly filed a UCC-1 financing statement in form and substance acceptable to Purchaser and the Collateral Agent covering the Loan Collateral and naming Issuer as the Debtor therein and Collateral Agent as the Secured Party therein in accordance with the requirements set forth in Section 6.01;

(viii)          the most recent Financial Statements of FPI, and such budgets, forecasts and other information as to Issuer and each Affiliate Guarantor as Purchaser or Farmer Mac may have required;

(ix)             all documentation and other information requested by Purchaser or Farmer Mac in order to comply with requirements of any laws concerning or relating to bribery, corruption or financing terrorism; and

(x)              such other documents in connection with such transactions as Purchaser or Farmer Mac may reasonably request.

(b)            Payment of Fees. Issuer shall have paid all fees and expenses related to this Agreement and the other Bond Documents payable on or before such date as required by this Agreement or any other Bond Document, including without limitation those owing under Section 2.05 and Section 8.12(a).

Section 3.02.      Conditions Precedent to the Purchase of Each Bond and Draw Down on Each Variable Funding Bond. On each Closing Date, the following conditions shall have been satisfied, in each case as determined by Farmer Mac in its reasonable discretion:

(a)            Access to Capital Markets. Purchaser shall have successfully completed a separate offering of debt securities on or around such Closing Date, the proceeds of which are contemplated to be used by Purchaser to finance the purchase of the Bonds, on terms acceptable to Farmer Mac.

(b)            The Bonds and Summary of Terms. Purchaser shall have received (i) an original copy of each Bond (or PDF copy with arrangement for subsequent delivery of an original copy within two (2) Business Days from the Closing Date; provided, that Issuer shall retain the original copy if requested by Purchaser or Farmer Mac in writing (email being sufficient), duly executed on behalf of Issuer, and (ii) a PDF copy of the Summary of Terms for such Bonds (as agreed to by Farmer Mac and Purchaser), duly executed on behalf of Issuer.

(c)            Qualified Collateral Schedule; Credit Approval. Purchaser and Farmer Mac shall have (i) received and provided written approval (in their sole discretion) of the Qualified Collateral Schedule signed and delivered by Issuer and incorporated herein by reference, together with a Certificate of Pledged Collateral, which shall demonstrate (on a pro forma basis assuming the issuance of the Bond on such Closing Date) compliance with Section 6.03(a) hereof, and (ii) provided credit approval (in their sole discretion) for each item of Qualified Collateral included in the Qualified Collateral Schedule.

(d)            Diligence. Farmer Mac and Purchaser shall have received and reviewed, and be satisfied in their sole discretion with: (i) a Funding Request or Draw Request, as applicable, and all documents required to be delivered thereunder, (ii) the Real Estate Diligence Deliverables, (iii) copies of all of the Loan Documents to be pledged to the Collateral Agent in connection with the Qualified Loans newly included on the Qualified Collateral Schedule delivered pursuant to paragraph (c) above, (iv) the Governing Documents of the Borrower, (v) a lien search with respect to Issuer, in scope satisfactory to Purchaser and Farmer Mac and with results showing no liens other than Permitted Liens and otherwise satisfactory to Purchaser and Farmer Mac; and (vi) all such other information regarding the applicable Borrower and Underlying Collateral Property as Farmer Mac or Purchaser shall have reasonably requested.

(e)            Financial and Other Information. Issuer shall have provided Farmer Mac and Purchaser with FPI’s most recent Financial Statements and such other information (financial or otherwise) concerning Issuer, FPI and any other Affiliate Guarantor as Farmer Mac or Purchaser shall have reasonably requested.

(f)             No Material Adverse Change. Farmer Mac and Purchaser shall be satisfied in their sole discretion, that no Material Adverse Change, or any event or circumstance that could reasonably be expected to cause a Material Adverse Change, shall have occurred.

(g)            No Event of Default. Farmer Mac and Purchaser shall be satisfied in their sole discretion that no Event of Default shall have occurred and be continuing.

(h)            Payment of Fees. Issuer shall have paid all fees and expenses related to this Agreement and the other Bond Documents payable on or before such date as required by this Agreement or any other Bond Document, including without limitation those owing under Section 2.05 and Section 8.12(a).

(i)             Certified Agricultural Mortgage Marketing Facility. Issuer’s status as a certified agricultural mortgage marketing facility pursuant to 12 U.S.C. 2279aa-5 shall not have expired or been revoked.

(j)             Certification. Issuer shall have provided Farmer Mac a closing certificate signed by a duly qualified officer of Issuer, dated as of such Closing Date, substantially in the form of Annex F attached hereto.

Article IV

REPORTING REQUIREMENTS

Section 4.01.      Annual Reporting Requirements. So long as any Bonds remain outstanding, Issuer shall provide Farmer Mac and Purchaser the following items within fifteen (15) calendar days following the date FPI is required to file its annual Financial Statement with the SEC, in each case, in form and detail satisfactory to Farmer Mac and Purchaser:

(a)            the Financial Statements of FPI for such Fiscal Year, including an unqualified opinion from an independent certified public accountant as to such Financial Statements; and

(b)            a certification by a duly authorized officer of FPI and Issuer, substantially in the form of Annex E attached hereto, certifying the matters therein as of the end of the fourth Fiscal Quarter.

Section 4.02.      Quarterly Reporting Requirements. So long as any Bonds remain outstanding, within the number of calendar days specified below Issuer shall provide Farmer Mac and Purchaser the following items for each Fiscal Quarter (except as described in clauses (a) and (c)), in each case, in form and detail satisfactory to Farmer Mac and Purchaser:

(a)            within fifteen (15) calendar days following the date on which FPI is required to file its quarterly report with the SEC, the Financial Statements of FPI for such Fiscal Quarter other than the last Fiscal Quarter of any Fiscal Year;

(b)            within fifteen (15) calendar days following the date on which FPI is required to file its quarterly report with the SEC, a Certificate of Pledged Collateral;

(c)            within fifteen (15) calendar days following the date on which FPI is required to file its quarterly report with the SEC, a certification by a duly authorized officer of FPI and Issuer, substantially in the form of Annex E attached hereto, certifying the matters therein as of the end of each Fiscal Quarter (except the fourth Fiscal Quarter); and

(d)            within fifteen (15) calendar days following the date on which FPI is required to file its quarterly report with the SEC, a report in a format reasonably acceptable to Farmer Mac and Purchaser that identifies all Qualified Collateral, which report shall include the Market Value, the Loan-to-Value Ratio and the accrual status of each Qualified Loan constituting Qualified Collateral as of the end of such Fiscal Quarter.

Section 4.03.      Default Notices. If an action, occurrence, or event shall occur that is, or with notice and the passage of time would become, an Event of Default, Issuer shall deliver a notice describing such action, occurrence, or event in reasonable detail to Farmer Mac and Purchaser before 4:00 p.m. (District of Columbia time) on the Business Day following the date Issuer becomes aware of such action, occurrence, or event, and, if such Event of Default should occur, shall submit to Farmer Mac and Purchaser, within five (5) calendar days thereafter, a report setting forth its views as to the reasons for the Event of Default, the anticipated duration of the Event of Default, and what corrective actions Issuer is taking to cure such Event of Default.

Section 4.04.      Additional Reporting Obligations. Issuer shall:

(a)            within the time limits set forth in Section 5.02(b), provide written notice to Farmer Mac and Purchaser of any amendment, modification, restatement or replacement of, or supplement or other change to, its Governing Documents;

(b)            within five (5) Business Days of any request therefor, provide Farmer Mac and Purchaser with any previously-prepared reports or statements that the Collateral Agent reasonably requests, including, without limitation, (A) any reports or statements Issuer or FPI (i) files with the SEC under the Securities Act or any other regulatory authority (provided that such report or communication may be provided consistent with applicable law or regulation) and (ii) issues or distributes to investors that contain financial statements of FPI (to the extent not separately provided under Section 4.01), whether or not publicly filed; provided, however, that the filing of a report or statement via the Electronic Data Gathering, Analysis, and Retrieval system of the SEC (or such subsequent official electronic filing system established by the SEC) shall constitute delivery of such report or statement, as the case may be, to the Collateral Agent upon notification by Issuer to the Collateral Agent and (B) reports on FPI’s or Issuer’s financial projections or estimates;

(c)            within five (5) Business Days after becoming aware of any such circumstance, notify Farmer Mac and Purchaser of any change in applicable law or regulations, or any legal or regulatory process asserted, or threatened to be asserted, against Issuer or any Affiliate Guarantor, in each case that materially affects or may materially affect Issuer’s or any Affiliate Guarantor’s authority or ability to lawfully perform its obligations under the Bond Documents;

(d)            within five (5) Business Days after becoming aware of any such circumstance, notify Farmer Mac and Purchaser of (i) any Material Adverse Change, (ii) any legal or regulatory action (including any pending or threatened litigation or judgment) directly involving Issuer or any Affiliate Guarantor as a party that would reasonably be expected to cause a Material Adverse Change, (iii) any change in FPI’s public credit rating by S&P, Moody’s or Fitch, as applicable, or (iv) any event of default occurring under the Loan Documents;

(e)            within one (1) Business Day after the occurrence of such circumstance, notify Farmer Mac and Purchaser at any time that Issuer fails to maintain the Minimum Required Qualified Loan Level;

(f)             within such timeframes as Farmer Mac or Purchaser reasonably requests, a schedule of all Loan Collateral, in such form and containing such detail as Farmer Mac or Purchaser reasonably requests; and

(g)            within such timeframes as Farmer Mac or Purchaser reasonably requests, such other information concerning Issuer, any Affiliate Guarantor, or the Qualified Collateral as is reasonably requested by Farmer Mac or Purchaser.

Article V

REPRESENTATIONS AND COVENANTS OF ISSUER

Section 5.01.      Representations of Issuer. Issuer hereby represents to Farmer Mac and Purchaser, that on the date hereof and on each Closing Date:

(a)            it has been duly organized and is validly existing and in good standing in its jurisdiction of organization;

(b)            it has the power and authority to execute and deliver this Agreement and each of the other Bond Documents to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder;

(c)            it has taken all necessary action to authorize the execution and delivery of this Agreement and each of the other Bond Documents to which it is a party and its consummation of the transactions contemplated hereby and thereby and its performance of its obligations hereunder and thereunder;

(d)            each of this Agreement and the other Bond Documents to which it is a party has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligations, enforceable against it in accordance with their respective terms, subject to: (i) applicable bankruptcy, reorganization, insolvency, moratorium and other laws of general applicability relating to or affecting creditors’ rights generally; and (ii) the application of general principles of equity regardless of whether such enforceability is considered in a proceeding in equity or at law;

(e)            no approval, consent, authorization, order, waiver, exemption, variance, registration, filing, notification, qualification, license, permit or other action is required to be obtained, given, made or taken, as the case may be, with, from or by any regulatory body, administrative agency or governmental authority having jurisdiction over it or any third party under any agreement to which it is a party or by which it or any of its properties are bound to authorize its execution and delivery of this Agreement or any of the other Bond Documents to which it is a party, or its consummation of the transactions contemplated hereby or thereby or its performance of its respective obligations hereunder or thereunder other than (i) any such consents or approvals that have already been obtained and (ii) filings necessary to perfect (or maintain perfection of) the Security Interest;

(f)             neither its execution or delivery of this Agreement or any of the other Bond Documents to which it is a party nor its consummation of any of the transactions contemplated hereby or thereby or its performance of its respective obligations hereunder or thereunder, including, without limitation, the pledge of the Loan Collateral to the Collateral Agent, conflicts with or will conflict with, violates or will violate, results in or will result in a breach of, constitutes or will constitute a default under, or results in or will result in the imposition of any lien or encumbrance pursuant to any term or provision of its Governing Documents, any provision of any existing law or any rule or regulation currently applicable to it, any judgment, order or decree of any court or any regulatory body, administrative agency or governmental authority having jurisdiction over it, or the terms of any mortgage, deed of trust, indenture, contract or other agreement to which it is a party or by which it or any of its properties is bound;

(g)            it is in compliance with all applicable laws and has the power and authority to own or lease its properties and to engage in the business it presently conducts or proposes to conduct;

(h)            it is duly licensed or qualified and in good standing in each jurisdiction where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary;

(i)             there is no action, suit, proceeding or investigation before or by any court or any regulatory body, administrative agency or governmental authority presently pending or, to its knowledge, threatened with respect to it, any Affiliate Guarantor, this Agreement, any of the other Bond Documents, any of the Loan Documents or any of the Loan Collateral, (i) challenging the validity or enforceability of this Agreement, any of the other Bond Documents, any of the Loan Documents, or any of the Loan Collateral, (ii) seeking to restrain, enjoin or otherwise prevent it or any Affiliate Guarantor from engaging in its business as currently conducted or its consummation of the transactions contemplated by this Agreement or any of the other Bond Documents, or (iii) which, if adversely determined, would cause a Material Adverse Change;

(j)             since the date of the last Financial Statements delivered to Farmer Mac, no Material Adverse Change has occurred;

(k)            it has (directly or through one or more Affiliates) the appropriate expertise, experience and qualifications to service, make, assume or hold, as applicable, agricultural mortgage loans, including without limitation the Qualified Loans;

(l)             as to each Qualified Loan, Issuer made a reasonable determination, as of the date on which Issuer pledged such Qualified Loan hereunder, that the applicable Borrower under such Qualified Loan had sufficient repayment capacity to perform under such Qualified Loan without requiring repayment support;

(m)           with respect to each Qualified Loan that is pledged as Qualified Collateral, (1) such Qualified Loan meets the Eligibility Criteria; (2) the Borrower under such Qualified has good and marketable title to the Underlying Collateral Properties securing such Qualified Loan; and (3) the liens on the Underlying Collateral Properties securing each Qualified Loan in favor of Issuer and which are pledged as Loan Collateral hereunder are valid, enforceable, and perfected first-priority liens, subject only to Permitted Real Estate Liens;

(n)            with respect to each Qualified Loan and the related Loan Documents that are pledged as Qualified Collateral, (1) the Borrower thereunder is authorized under applicable law and its Governing Documents, to execute and perform its obligations under such Qualified Loan and related Loan Documents; (2) such Qualified Loan and the related Loan Documents have been duly authorized, executed and delivered by the Borrower thereunder and constitute the legal, valid and binding obligations of such Borrower enforceable against such Borrower in each case, in accordance with such document’s terms subject to (x) applicable bankruptcy, reorganization, insolvency, moratorium and other laws of general applicability relating to or affecting creditors’ rights generally and (y) the application of general principles of equity regardless of whether such enforceability is considered in a proceeding in equity or at law; (3) the Borrower thereunder is not in default under such Qualified Loan or the related Loan Documents, and no event has occurred that is, or with notice and the passage of time would become, a default under such Qualified Loan or the related Loan Documents; and (4) the Borrower thereunder has no claims, defenses or set-offs to its obligations under such Qualified Loan or the related Loan Documents;

(o)            each Loan Document required to be recorded or filed with any governmental authority in order to perfect the security interest created thereby, including any Security Instrument, assignment of leases and rents, fixture filings and financing statements, has been submitted for recording or filing, as applicable, with the appropriate governmental authority;

(p)            (i) it originated each Qualified Loan or (ii) to the extent that it acquired any Qualified Loans from another originator (whether an Affiliate or not), such acquisition was for good and valuable consideration without any recourse to the seller thereof (except for breaches of representations and warranties made at transfer regarding the condition of the Qualified Loans and related interests at or prior to the time of such transfer);

(q)            (i) the financial statements of Affiliate Guarantor provided to Purchaser and Farmer Mac hereunder (including the Financial Statements) are true and correct and present fairly its financial position as of the dates indicated and the results of such party’s operations and the changes in its cash flows for the periods specified, and (ii) such financial statements have been prepared in conformity with U.S. GAAP applied on a consistent basis throughout the periods covered thereby;

(r)            each Qualified Loan pledged as Qualified Collateral is freely transferable by assignment;

(s)            it has good and marketable title to the Loan Collateral, free and clear of pledges, liens and encumbrances (including, without limitation, any rights or claims of parties in possession, tenants, lessees, and occupants), except the Security Interest created hereunder and except for Permitted Liens or as otherwise consented in writing by Farmer Mac, and the Security Interest created hereunder is valid and enforceable;

(t)            it has obtained all necessary approvals and consents before pledging any Loan Collateral under this Agreement; and

(u)            it has at all times:

(i)               remained solvent and paid its debts when due, and paid its own liabilities and expenses, including salaries of its own employees, out of its own funds and assets; and

(ii)             observed all partnership, corporate, or limited liability company formalities, as applicable.

Section 5.02.      Covenants of Issuer. Issuer hereby covenants that, at all times until the indefeasible payment in full of all Bond Obligations and the termination of this Agreement:

(a)            it shall remain in compliance with the requirements specified of Issuer herein (whether delineated in this Section 5.02 or otherwise) and in the other Bond Documents;

(b)            it shall not amend, supplement, modify, restate or replace any of its Governing Documents or other material agreements without providing at least 10 Business Days’ prior written notice to Farmer Mac and Purchaser and, in the event such action could reasonably and foreseeably cause a Material Adverse Change or materially impair the value of, or Farmer Mac’s ability to realize on, the Loan Collateral, each as determined by Farmer Mac in its reasonable discretion, obtaining Farmer Mac’s prior written consent;

(c)            it shall cause the Qualified Loans to meet the Eligibility Criteria at all times (including without limitation (i) the Loan-to-Value Requirement and (ii) the requirement to receive subordination and non-disturbance agreements with respect to certain leases, as set forth therein);

(d)            it shall maintain the Security Interest in favor of the Collateral Agent (for the benefit of Purchaser and Farmer Mac) in and to the Loan Collateral and its first priority-status (subject only to Permitted Liens or as otherwise consented in writing by Farmer Mac);

(e)            it shall maintain the Minimum Required Qualified Loan Level;

(f)            if an Event of Default shall have occurred and be continuing or would result therefrom, it shall not directly or indirectly declare, order, pay, make or set apart any sum for any distribution (whether in cash, securities or other property) in respect of any of its equity interests, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of such equity interests, other than distributions to FPI in a minimum amount reasonably estimated to be required for FPI to continue to maintain its status as a real estate investment trust;

(g)            it shall maintain all Loan Collateral pledged hereunder free and clear of pledges, liens, charges, mortgages and other encumbrances, except for the Security Interest created hereunder and except for Permitted Liens or as otherwise consented in writing by Farmer Mac, for as long as such Loan Collateral remains pledged hereunder;

(h)            it shall maintain each Qualified Loan such that it is freely transferable by assignment;

(i)            it shall upon reasonable prior notice and during normal business hours and at Farmer Mac’s expense (unless an Event of Default shall have occurred and be continuing, in which case, at Issuer’s expense), permit the Collateral Agent or its designee (including any regulatory body with examination authority over Purchaser and/or Farmer Mac) to review any and all documentation relating to the Loan Collateral and/or Issuer’s servicing thereof, and discuss with Issuer’s personnel and/or agents matters related to the Loan Collateral and/or Issuer’s servicing thereof;

(j)            it shall not effect or permit a Change of Control without Farmer Mac’s prior written consent;

(k)            it shall not undertake or consent to any modification of a Bond without Farmer Mac’s prior written consent;

(l)            it shall not (i) dissolve, liquidate or wind-up its affairs, (ii) become a party to any merger or consolidation, or (iii) acquire by purchase, lease or otherwise all or substantially all of the assets or capital stock of any other Person or group of related Persons;

(m)            it shall not enter into any agreement containing any provision which would be breached by the performance by Issuer of any of its obligations hereunder or under any other Bond Document;

(n)            it shall not dispose of any of the Loan Collateral (except as may be expressly permitted under this Agreement);

(o)            it shall not amend, supplement, modify, restate or replace any of the Loan Documents, in each case without the prior written approval of Farmer Mac; and

(p)            it shall enforce, and shall not waive or agree to waive, the provisions of the Loan Documents, except as approved in writing by Farmer Mac;.

Article VI

SECURITY AND COLLATERAL

Section 6.01.      Security and Loan Collateral.

(a)            As security for the payment and performance of the Bond Obligations, Issuer hereby assigns, transfers, pledges, and grants to the Collateral Agent for the benefit of Purchaser and Farmer Mac a first-priority security interest in and continuing lien on, subject to the terms of this Agreement, all of Issuer’s right, remedy, title and interest in and to the Loan Collateral (the “Security Interest”).

(b)            Issuer agrees to undertake any and all action to perfect and maintain the perfection of the Security Interest created hereby, including without limitation, filing any and all necessary or appropriate UCC-1 financing statements and any UCC-3 amendments and/or continuations, in each case in form and substance, and in each jurisdiction, necessary to perfect (and maintain the perfection of) the Security Interest, and Issuer waives any right of objection to, and hereby expressly authorizes, any of the Collateral Agent or Purchaser undertaking such action or actions on the individual or collective behalf of Issuer.

(c)            Issuer shall, not later than three (3) Business Days after each Closing Date and after each addition, substitution or modification of any of the Qualified Collateral in accordance with this Agreement deliver to Custodian, and Custodian, on behalf of Purchaser and the Collateral Agent, shall hold (as more fully set forth in the Custody Agreement), (i) the Loan Documents for each Qualified Loan and such other instruments, agreements, Security Instruments and other documents, instruments or liens representing or securing the Qualified Loans or any other Loan Collateral, (ii) instruments of transfer or assignment duly executed in blank with respect to the Loan Documents, and (iii) collateral assignments of any Security Instruments and other documents, instruments or liens representing or securing the Qualified Loans or any other Loan Collateral, duly executed by Issuer and, with respect to collateral assignments of Security Instruments or any other document or instrument filed in the real property records, duly recorded in such real property records. Notwithstanding the foregoing, in the event that a recorded copy of any document or instrument has been filed with but is not yet available from the applicable recorder or register within such time frame, Issuer shall deliver an unrecorded copy to Custodian, and Issuer shall subsequently deliver a recorded copy to Custodian within ten (10) Business Days after Issuer’s receipt of the same. In addition, Issuer shall, on each Closing Date and after each addition, substitution or modification of any of the Qualified Collateral in accordance with this Agreement, unless a UCC financing statement has previously been filed and has not lapsed which sufficiently covers the added, substituted or modified Qualified Collateral, as determined by Purchaser and Collateral Agent in their sole discretion, file an amended UCC financing statement reflecting the addition, substitution or modification of any Qualified Collateral.

(d)            Upon the occurrence of an Event of Default, Purchaser shall have the right (in its sole and absolute discretion), to the extent a register is maintained therefor, to direct the Collateral Agent to register any or all of the Loan Collateral in the Collateral Agent’s own name as pledgee, or in the name of the Collateral Agent’s nominee (as pledgee or as sub-agent) or to continue to hold the Loan Collateral in the name of Issuer, endorsed or assigned in blank or in favor of the Collateral Agent, and Issuer hereby appoints the Collateral Agent (and each of its attorneys and agents serving in such capacity) as its attorney-in-fact to undertake any or all of the foregoing, and to execute such assignments, instruments, certificates, or other documents on Issuer’s behalf that the Collateral Agent deems necessary or appropriate to undertake the foregoing. Upon cessation of such Event of Default, the Collateral Agent shall take such action as is directed by Farmer Mac to again cause the Loan Collateral to be registered in the name of Issuer (or its nominee).

(e)            Issuer shall not create, or permit to exist, any pledge, lien, charge, mortgage, deed of trust, encumbrance, debenture, hypothecation or other similar security instrument that secures, or in any way attaches to, the Loan Collateral, other than the Security Interest created hereby and the Permitted Liens, without the prior written consent of Farmer Mac.

(f)            Issuer bears the risk of loss for any Loan Collateral prior to delivery to Custodian or the Collateral Agent (or their respective agents), including without limitation while such Loan Collateral is in transit from Issuer, as well as any time such Loan Collateral is in transit to Issuer. In the event Issuer delivers any Loan Collateral to Custodian or the Collateral Agent (or their respective agents), the duty of Custodian or the Collateral Agent, respectively, regarding such Loan Collateral shall be solely to use reasonable care in the custody and preservation of the security in its possession.

(g)            The Security Interest in respect of any item of Loan Collateral shall terminate, and all rights to any item of Loan Collateral shall revert to Issuer upon: (i) the termination of this Agreement in accordance with its terms following the satisfaction in full of all Bond Obligations; or (ii) the withdrawal, replacement or substitution or the sale, disposition, pledge, assignment or other transfer, of an item of Loan Collateral by Issuer pursuant to, and in accordance with, this Agreement; provided that this Agreement shall survive any assignment of any Bond. Upon the termination of this Agreement following the satisfaction in full of all Bond Obligations, the Collateral Agent will execute and deliver to Issuer such documents as the parties shall prepare at Issuer’s own expense and reasonably requested to evidence the termination of this Agreement.

(h)            On or before the date that is ninety (90) days following the Effective Date, Issuer shall (i) cause all Loan Documents and other instruments, agreements, mortgages, deeds of trust, documents or liens evidencing, representing or securing loans described in clauses (a) and (b) of the definition of Loan Collateral that constituted Loan Collateral under the Existing Agreement (the "Existing Loan Documents") to be amended, amended and restated or otherwise modified to be in form and substance satisfactory to Collateral Agent and Purchaser, (ii) cause the Qualified Collateral evidenced by such Existing Loan Documents to meet the Eligibility Criteria and (iii) undertake such other actions with respect to the Existing Loan Documents (including, after clauses (i) and (ii) of this Section 6.01(h) shall have been satisfied, the actions described in Section 6.01(c)) as the Collateral Agent and Purchaser shall reasonably require.

Section 6.02.      Qualified Collateral Schedule.

(a)            Concurrent with or prior to the issuance of any Bond or the delivery of any Draw Request hereunder, Issuer will deliver to the Collateral Agent a Qualified Collateral Schedule that is signed by an authorized officer of Issuer and dated as of the delivery date (together with an electronic copy in a format reasonably acceptable to the Collateral Agent), setting forth the Loan Collateral pledged hereunder, each of which Qualified Collateral Schedules shall form a part of this Agreement.

(b)            Simultaneously with the (i) provision of additional Qualified Collateral by Issuer to the Collateral Agent or Custodian pursuant to Section 6.03(b) or (c) hereof, or (ii) withdrawal, sale, disposition, pledge, assignment, other transfer, or replacement or substitution of Qualified Collateral by Issuer pursuant to Section 6.03(c), Issuer shall prepare and deliver to the Collateral Agent (with a copy to Farmer Mac) a new Qualified Collateral Schedule that is signed by an authorized officer of Issuer and dated as of the delivery date (with an electronic copy in a format reasonably acceptable to the Collateral Agent) setting forth the revised list of Qualified Collateral, which revised Collateral Schedule shall form a part of this Agreement, together with a duly executed Certificate of Pledged Collateral, demonstrating compliance with Section 6.03(a) hereof.

Section 6.03.      Minimum Required Qualified Loan Level.

(a)            Issuer shall ensure that on each Business Day prior to the termination of the Security Interest pursuant to Section 6.01(g)(i), the Market Value of the Qualified Loans pledged hereunder shall be at least equal to the respective level specified on Schedule I for the “Minimum Required Qualified Loan Level,” expressed as a percentage of the sum of (i) the outstanding principal balance of all Bonds that are not Variable Funding Bonds plus (ii) the face amount of all Variable Funding Bonds.

(b)            If the Market Value of the Qualified Loans falls below the Minimum Required Qualified Loan Level as of any Business Day (including by reason of a previously-classified Qualified Loan no longer satisfying the Eligibility Criteria), (i) Issuer shall provide additional Qualified Loans hereunder such that the Market Value of the Qualified Loans pledged to the Collateral Agent under this Agreement as of such Business Day satisfies the Minimum Required Qualified Loan Level (provided, for the avoidance of doubt, all such Qualified Loans shall be approved by Farmer Mac in its sole discretion), or (ii) to the extent Issuer cannot provide such additional Qualified Loans under the foregoing clause (i), Issuer shall either (x) if acceptable to Farmer Mac in its sole discretion, deposit with Collateral Agent sufficient cash or other security in form and substance acceptable to Purchaser and Farmer Mac in their sole discretion such that the Market Value of the Qualified Loans and the cash collateral, together, satisfy the Minimum Required Qualified Loan Level, which cash collateral shall be released to Issuer reasonably promptly following such time as Issuer provides additional Qualified Loans hereunder such that the Market Value of the Qualified Loans pledged to the Collateral Agent under this Agreement as of such Business Day satisfies the Minimum Required Qualified Loan Level or (y) repay the outstanding principal balance of the Bonds to the extent required to maintain the Minimum Required Qualified Loan Level as of any such Business Day, subject to Section 2.03.

(c)            So long as the Market Value of the Qualified Loans listed on the most recently delivered Qualified Collateral Schedule is above the Minimum Required Qualified Loan Level and no Event of Default exists and is continuing, Issuer may withdraw, sell, dispose, pledge, assign or otherwise transfer, or, upon the express prior written consent of Farmer Mac, replace or substitute, any item of Qualified Collateral then listed on the Qualified Collateral Schedule, free and clear of the Security Interest, pledge, lien and encumbrance created under this Agreement, provided that any such withdrawal, sale, disposition, pledge, assignment, other transfer, or replacement or substitution would not cause the Market Value of the Qualified Loans after such action to be below the Minimum Required Qualified Loan Level (in the case of any replacement or substitution, after taking into account any replacement or substitute Qualified Collateral provided by Issuer to the Collateral Agent simultaneously therewith), in each case as evidenced by a revised Qualified Collateral Schedule provided by Issuer to the Collateral Agent simultaneously with such withdrawal, sale, disposition, pledge, assignment, other transfer, or replacement or substitution, which revised Qualified Collateral Schedule shall form a part of this Agreement. At any time, Issuer may pledge additional Qualified Collateral under this Agreement by delivering a Qualified Collateral Schedule (together with a Certificate of Pledged Collateral) to the Collateral Agent specifying such additional collateral (provided, for the avoidance of doubt, any additional Qualified Loans shall be approved by Farmer Mac in its sole discretion).

Section 6.04.      Loan to Value.

(a)            Not more than once during any calendar year with respect to each Qualified Loan, Farmer Mac may notify Issuer of Farmer Mac's determination (such notice, a "Deficient LTV Notice") that the Loan-to-Value Requirement with respect to such Qualified Loan is not satisfied. Any such Deficient LTV Notice shall include a table of market values of the Underlying Collateral Properties securing the applicable Qualified Loan used by Farmer Mac (which may be based upon Farmer Mac's internal valuation practices) in calculating the Loan-to-Value Ratio of such Qualified Loan. For purposes of this Section 6.04(a), the Loan-to-Value Ratio of the applicable Qualified Loan will be calculated as of the applicable date of determination by dividing (a) the aggregate unpaid balance of such Qualified Loan as of such date by (b) the aggregate value of the Underlying Collateral Properties securing such Qualified Loan (as set forth in the applicable table of market values in accordance with the immediately preceding sentence) as of such date, disregarding for purposes of this calculation the value of any Underlying Collateral Properties securing such Qualified Loan by virtue of cross-collateralization (as reasonably determined by Farmer Mac).

(b)            If Farmer Mac shall deliver a Deficient LTV Notice, Issuer shall within ten (10) days of receipt thereof provide irrevocable notice to Farmer Mac that Issuer will undertake one of the following actions: (i) obtain new appraisals of some or all of the Underlying Collateral Properties directly securing (and not by virtue of cross collateralization) the applicable Qualified Loan in a scope and manner Issuer reasonably expects to result in an appraised value sufficient to cause the Loan-to-Value Ratio with respect to such Qualified Loan to satisfy the Loan-to-Value Requirement (a "New Appraisal Election"), (ii) cause the applicable Borrower to pledge additional real estate collateral satisfying the applicable requirements of Schedule II and otherwise acceptable to Farmer Mac sufficient to cause the Loan-to-Value Ratio with respect to such Qualified Loan to satisfy the Loan-to-Value Requirement (an "Additional Underlying Collateral Election") or (iii) provide evidence reasonably acceptable to Farmer Mac that the applicable Qualified Loan has been repaid or prepaid in an amount sufficient to cause the Loan-to-Value Ratio with respect to such Qualified Loan to satisfy the Loan-to-Value Requirement (with a corresponding reduction in commitment amounts of the applicable Qualified Loans, if applicable); provided, that, for the avoidance of doubt, Issuer shall also continue to comply with Section 6.03.

(c)            If Issuer shall make a New Appraisal Election, Issuer shall, within ninety (90) days after Farmer Mac's receipt of such New Appraisal Election, deliver to Farmer Mac appraisals (which shall be prepared by certified appraisers) acceptable to Farmer Mac of some or all of the Underlying Collateral Properties securing the applicable Qualified Loan sufficient to cause the Loan-to-Value Ratio of such Qualified Loan to satisfy the Loan-to-Value Requirement, as determined by Farmer Mac and disregarding for purposes of this determination the value of any Underlying Collateral Properties securing such Qualified Loan by virtue of cross-collateralization (as reasonably determined by Farmer Mac). If following its receipt and review of such appraisals Farmer Mac shall determine that the Loan-to-Value Ratio with respect to the applicable Qualified Loan does not satisfy the Loan-to-Value Requirement as determined in accordance with the immediately preceding sentence, then Issuer shall, within ten (10) days after receipt of notice thereof from Farmer Mac, either (i) provide evidence to Farmer Mac that the applicable Borrower has pledged additional real estate collateral satisfying the applicable requirements of Schedule II and otherwise acceptable to Farmer Mac sufficient to cause the Loan-to-Value Ratio of the applicable Qualified Loan to satisfy the Loan-to-Value Requirement, disregarding for purposes of this calculation the value of any Underlying Collateral Properties securing such Qualified Loan by virtue of cross-collateralization (as reasonably determined by Farmer Mac), or (ii) provide evidence that the applicable Qualified Loan has been repaid or prepaid in an amount sufficient to cause the Loan-to-Value Ratio of such Qualified Loan to satisfy the Loan-to-Value Requirement (with a corresponding reduction in commitment amounts of the applicable Qualified Loan, if applicable) as determined in accordance with the immediately preceding sentence; provided, that, for the avoidance of doubt, Issuer shall also continue to comply with Section 6.03.

(d)            If Issuer shall make an Additional Underlying Collateral Election, Issuer shall, within ninety (90) days after Farmer Mac's receipt of such Additional Underlying Collateral Election, provide evidence to Farmer Mac that the applicable Borrower has pledged additional real estate collateral satisfying the applicable requirements of Schedule II and otherwise acceptable to Farmer Mac sufficient to cause the Loan-to-Value Ratio of the applicable Qualified Loan to satisfy the Loan-to-Value Requirement, disregarding for purposes of this calculation the value of any Underlying Collateral Properties securing such Qualified Loan by virtue of cross-collateralization (as reasonably determined by Farmer Mac).

Section 6.05.      Appointment of the Collateral Agent. Subject to the terms and conditions hereof, each of Purchaser and Farmer Mac hereby appoints the Collateral Agent, and the Collateral Agent hereby accepts such appointment to act as the Collateral Agent pursuant to the terms of this Agreement. The Collateral Agent acknowledges the grant of the Security Interest hereunder and agrees to perform its duties in this Agreement to the end that the interests of Purchaser and Farmer Mac may be adequately and effectively protected. The Collateral Agent shall not resign or be removed until such time as a successor reasonably acceptable to Purchaser and Farmer Mac has been duly appointed and accepted such appointment.

Article VII

EVENTS OF DEFAULT

Section 7.01.      Events of Default. Any of the following actions, occurrences or events shall constitute an “Event of Default” under the terms of this Agreement:

(a)            a failure by Issuer or any Affiliate Guarantor to make a payment of principal or interest on any Bond, or to pay any other amount due hereunder or under the other Bond Documents, for more than two (2) Business Days after the same becomes due and payable;

(b)            any representation, warranty, certification or statement of fact made or deemed made at any time by Issuer or any Affiliate Guarantor to Purchaser and/or Farmer Mac in connection with this Agreement or any of the other Bond Documents or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall prove to be incorrect or untrue in any material respect when made or deemed made;

(c)            a failure by Issuer or any Affiliate Guarantor to comply with any covenant contained in Article IV, Section 5.02, Section 6.01, Section 6.02 or Section 6.04;

(d)            a failure by Issuer or any Affiliate Guarantor to comply with any other covenant, requirement or provision contained in this Agreement or any other Bond Documents, and such failure remains uncured for the expressly specified cure period with respect thereto or, if no such cure period is specified, for a period of thirty (30) calendar days after the earlier of (i) written notice of such failure is given to Issuer by Farmer Mac, or (ii) Issuer obtaining actual knowledge of such failure;

(e)            (i) the filing of any petition against Issuer or any Affiliate Guarantor seeking to adjudge Issuer or such Affiliate Guarantor as bankrupt or insolvent, and such petition remains undismissed or unstayed for a period of sixty (60) consecutive days, or (ii) the entry of a decree or order by a court having jurisdiction in the premises adjudging Issuer or any Affiliate Guarantor as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of Issuer or any Affiliate Guarantor under the Bankruptcy Code or any other applicable federal or state law or law of the District of Columbia, or appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of Issuer or any Affiliate Guarantor or of any substantial part of its property, or ordering the winding up or liquidation of its respective affairs, and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days;

(f)            the commencement by Issuer or any Affiliate Guarantor of proceedings to be adjudicated as bankrupt or insolvent, or the consent by Issuer or any Affiliate Guarantor to the institution of bankruptcy or insolvency proceedings against it, or the filing by Issuer or any Affiliate Guarantor of a petition or answer or consent seeking reorganization or relief under the Bankruptcy Code or any other applicable federal or state law or law of the District of Columbia, or the consent by Issuer or any Affiliate Guarantor to the filing of any such petition or to the appointment of receiver, liquidator, assignee, trustee, sequestrator (or similar official) of Issuer or any Affiliate Guarantor or of any substantial part of its property, or the making by Issuer or any Affiliate Guarantor of an assignment for the benefit of creditors, or the admission by Issuer or any Affiliate Guarantor in writing of its inability to pay its debts generally as they become due, or the taking of action by Issuer or any Affiliate Guarantor in furtherance of any such action;

(g)            Issuer or any Affiliate Guarantor authorizes or discloses to its partners, limited partners, stockholders, members, or other equity holders its intention to authorize any voluntary dissolution, liquidation or winding up of Issuer or such Affiliate Guarantor, if such date of voluntary liquidation, dissolution, or winding up is prior to the maturity date of any Bonds outstanding that are not prepayable;

(h)            a default occurs under any mortgage, deed of trust indenture, instrument or agreement under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by or guaranteed by Issuer or any Affiliate Guarantor, whether such indebtedness now exists or is created after the date hereof, if the principal amount of such indebtedness, together with the principal amount of any other such indebtedness under which there has been a default, exceeds $10,000,000.00;

(i)             any final judgment or order (not covered by insurance) for the payment of money in excess of $10,000,000.00 in the aggregate for all such final judgments or orders (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against Issuer or any Affiliate Guarantor, which judgment or order is not discharged, satisfied, vacated, bonded or stayed pending appeal within a period of sixty (60) days from the date of entry;

(j)             Issuer fails to maintain the Minimum Required Qualified Loan Level as of any Business Day and such failure remains uncured by the provision of additional qualified Loans or, if approved by Farmer Mac in its sole discretion, the deposit of cash collateral as provided in Section 6.03(b), for five (5) Business Days;

(k)            Any of the Bond Documents shall cease to be legal, valid and binding agreements enforceable against the party executing the same or such party’s successors and assigns (as permitted under the Bond Documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way be challenged or contested by any party thereto (other than Purchaser or Farmer Mac) or cease to give or provide the respective liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby; or

(l)            The Security Interest shall cease to be, or shall be asserted by Issuer not to be, a valid or perfected lien on any portion of the Loan Collateral, with the priority required hereunder, except (i) as a result of a release pursuant to Section 6.01(g), or (ii) as a result of the sale or other disposition of the applicable Loan Collateral in a transaction permitted under the Loan Documents.

Section 7.02.      Acceleration; Other Remedies.

(a)            Upon the occurrence, and during the continuance, of an Event of Default:

(i)            Farmer Mac may declare the entire principal amount of, and accrued interest on, the Bonds at the time outstanding to be immediately due and payable, and take such other action as is provided for by law, in this Agreement, or in any of the other Bond Documents, including injunctive or other equitable relief; and/or

(ii)           the Collateral Agent shall, at the written direction of Farmer Mac, pursue any of the following remedies, separately, successively, or cumulatively:

(1)            take possession (or cause the delivery to Custodian) of the instruments, agreements, mortgages and other documents representing the Loan Collateral, and all payment records relating to the Loan Collateral not already in the Collateral Agent’s (or Custodian’s) possession, immediately upon demand (and Issuer grants to the Collateral Agent the right (to the extent of Issuer’s own right), for this purpose, to enter into any premises where the Loan Collateral or any part thereof may be located during normal business hours and upon reasonable notice to Issuer);

(2)            record an assignment of any Security Instrument and any separate assignment of leases and rents included as a Loan Document in the appropriate real property records;

(3)            pursue any other remedy available at law or in equity to collect, enforce, or satisfy the Bond Obligations, including exercising its rights as secured creditor to collect income on the Loan Collateral, to accelerate and declare immediately due and payable amounts due under any promissory note evidencing any Qualified Loan or other loan which constitutes Loan Collateral, to exercise its rights to foreclose on the Loan Collateral (including, without limitation, the Loan Documents) or to sell, assign, transfer, lease, or otherwise dispose of the Loan Collateral (including, without limitation, the Loan Documents) whether or not the Loan Collateral is in the Collateral Agent’s possession, in each case subject to clause 7.02(a)(ii)(1) above; and

(4)            notify the Borrower or any other party obligated on any Qualified Loan to pay any amounts owed thereon directly to the Collateral Agent.

(b)            If the Collateral Agent exercises its rights under Section 7.02(a)(ii) in respect of the Loan Collateral upon the occurrence and during the continuance of an Event of Default, the Collateral Agent may take any action to the fullest extent permitted by applicable law (including, for the avoidance of doubt, Article 9 of the uniform commercial code, as adopted in the relevant jurisdiction). Without limiting the generality of the foregoing, the Collateral Agent may, at the written direction of Farmer Mac, sell, assign, transfer and deliver the whole or any part of the Loan Collateral at private or public sale, at such prices as Farmer Mac may, in good faith, deem best, without public advertisement, and Issuer waives notice of the time and place of sale, except any notice that is required by law and may not be waived. In connection therewith, (i) the Collateral Agent has no obligation to prepare any Loan Collateral for sale, and the Collateral Agent, at the written direction of Farmer Mac, may sell any Loan Collateral and disclaim any warranties without adversely affecting the commercial reasonableness of the sale, and (ii) Purchaser or Farmer Mac may purchase any or all of the Loan Collateral and may apply any portion of the purchase price to any of the Bond Obligations owing to Purchaser or Farmer Mac.

(c)            Subject to Section 9-615 of the uniform commercial code in the relevant jurisdiction, any and all proceeds realized by the Collateral Agent upon selling or disposing of the Loan Collateral will be applied in the following order:

(i)            first, to pay all out-of-pocket costs and expenses incurred by each of Purchaser, Farmer Mac and the Collateral Agent for the collection, sale, enforcement and/or foreclosure of the Loan Collateral (including reasonable expenses incurred in the protection of the Collateral Agent’s title to or lien upon or right in connection therewith, reasonable expenses for each party’s legal fees, and reasonable expenses in connection with any such sale or sales, insurance, commission for sales and guaranty);

(ii)           second, to each of the Collateral Agent and Custodian for any amounts due and unpaid in accordance with the applicable Bond Documents;

(iii)          third, to Farmer Mac in respect of any amounts previously paid by Farmer Mac in respect of its guarantee pursuant to Section 9.01 hereof;

(iv)          fourth, to remaining interest owed under the Bond(s), pro rata;

(v)           fifth, to remaining principal amount owed under the Bond(s) and any other remaining Bond Obligations, pro rata; and

(vi)          sixth, any remaining proceeds in accordance with applicable law.

Article VIII

MISCELLANEOUS

Section 8.01.      GOVERNING LAW; CONSENT TO JURISDICTION.

(a)            EXCEPT AS SET FORTH IN SECTION 9.01 HEREOF, THIS AGREEMENT AND THE OTHER BOND DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, FEDERAL LAW or, if federal law does not apply, the laws of the state of New York applicable to contracts made and performed therein. TO THE EXTENT FEDERAL LAW INCORPORATES STATE LAW, THAT STATE LAW SHALL BE THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED THEREIN.

(b)            EACH PARTY TO THIS AGREEMENT SUBMITS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES FEDERAL COURT LOCATED IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN, FOR PURPOSES OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER BOND DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY TO THIS AGREEMENT HEREBY CONSENTS TO PROCESS BEING SERVED IN ANY SUIT, ACTION, OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER BOND DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, BY THE MAILING OF A COPY THEREOF, BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, RETURN RECEIPT REQUESTED, TO ITS RESPECTIVE ADDRESS SPECIFIED AT THE TIME FOR NOTICES UNDER THIS AGREEMENT OR TO ANY OTHER ADDRESS OF WHICH IT SHALL HAVE GIVEN WRITTEN NOTICE TO THE OTHER PARTY HERETO. THE FOREGOING SHALL NOT LIMIT THE ABILITY OF ANY PARTY HERETO TO BRING SUIT IN THE COURTS OF ANY OTHER JURISDICTION.

Section 8.02.      WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER BOND DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.02.

Section 8.03.       Notices. All demands, notices, instructions, and other communications required or permitted to be given hereunder shall be in writing and shall be addressed as specified in Schedule I attached hereto as appropriate except as otherwise provided herein. The address, telephone number, email address, or facsimile number for any party may be changed at any time and from time to time upon written notice given by such changing party to the other parties hereto. A properly addressed notice or other communication shall be deemed to have been delivered to the party or parties to which it is given at the time it is sent by: (a) a nationally recognized overnight delivery service or by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth in Schedule I, with a copy also to be sent by email or (b) email to the email recipient as set forth in Schedule I.

Section 8.04.       Benefit of Agreement. This Agreement shall become effective when it shall have been executed by Farmer Mac, Purchaser and Issuer and the conditions set forth in Section 3.01 shall have been satisfied or waived, and thereafter shall be binding upon and inure to the respective benefit of the parties and their permitted successors and assigns.

Section 8.05.       Entire Agreement. This Agreement, the Schedules and Annexes hereto, and the other Bond Documents together constitute the entire agreement between the parties hereto concerning the matters contained herein or therein, as applicable, and supersede all prior oral and written agreements and understandings between the parties.

Section 8.06.      Amendments and Waivers.

(a)            No provision of this Agreement may be amended or modified except pursuant to an agreement in writing entered into by Farmer Mac, Purchaser and Issuer. No provision of this Agreement may be waived except in writing by the party or parties receiving the benefit of and under such provision.

(b)            No failure or delay of Farmer Mac or Purchaser in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No waiver of any provision of this Agreement or consent to any departure by Issuer therefrom shall in any event be effective unless the same shall be authorized as provided in paragraph (a) of this Section 8.06, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on Issuer in any case shall entitle Issuer to any other or further notice or demand in similar or other circumstances.

Section 8.07.       Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. Signatures to this Agreement transmitted by electronic means shall be valid and effective to bind the party so signing. A failure to deliver an execution original to this Agreement shall not affect the enforceability of this Agreement, it being expressly agreed that each party hereto shall be bound by its own electronically transmitted signature and accept the electronically transmitted signature of each of the other parties hereto.

Section 8.08.      Termination of Agreement. Issuer may elect, by notice in writing to the other parties hereto, to terminate this Agreement upon the indefeasible payment in full of all Bond Obligations in accordance with their terms (or as otherwise permitted in writing by Farmer Mac). Farmer Mac and Purchaser may elect, by notice in writing to the other parties hereto, to terminate this Agreement during any period when no Bonds are outstanding pursuant to this Agreement.

Section 8.09.       Survival. The representations and warranties of each of the parties hereto contained in this Agreement and contained in each of the other Bond Documents, and the parties’ obligations under any and all thereof, shall survive and shall continue in effect following the execution and delivery of this Agreement, any disposition of the Bonds and the expiration or other termination of any of the other Bond Documents. The covenants of Issuer and any Affiliate Guarantor to make any payments under the Bond Documents and the agreements of Issuer set forth in Section 8.12 shall survive the expiration or the earlier termination of the Bond Documents and the payment in full of all Bond Obligations. Any of the other covenants set forth in any of the Bond Documents shall not survive the expiration or the earlier termination of such Bond Document, except to the extent expressly set forth in such Bond Document.

Section 8.10.      Severability. If any term or provision of this Agreement or any Bond Document or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or such provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable any remaining terms or provisions of such Bond Document or the application of such term or provision to circumstances other than those as to which it is held invalid or unenforceable.

Section 8.11.       Confidentiality. Each of Purchaser and Farmer Mac agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to the extent such party reasonably deems necessary to do so in working with taxing authorities or other governmental agencies or regulatory bodies; (b) to the extent required by applicable laws or by any subpoena or similar legal process; (c) in connection with the exercise of any remedies hereunder or under any other Bond Document or any action or proceeding relating to this Agreement or any other Bond Document or the enforcement of rights hereunder or thereunder; (d) to attorneys for and other advisors, accountants, auditors and consultants to either Purchaser or Farmer Mac, provided, that such Person shall have agreed to receive such Information subject to the terms of this Section or otherwise be subject to confidentiality obligations to Purchaser or Farmer Mac; (e) in connection with FPI’s SEC reporting requirements and related press releases and supplemental information; provided that Issuer shall afford Farmer Mac an opportunity to review and comment on press releases or other disclosures that are not required by law prior to issuing any such press release or other disclosure; or (f) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to Purchaser or Farmer Mac on a nonconfidential basis from a source other than Issuer who, to the actual knowledge of Purchaser or Farmer Mac, did not acquire such information as a result of a breach of this Section.

For purposes of this Section, “Information” means all information received from Issuer relating to Issuer or its business, other than any such information that is available to Purchaser or Farmer Mac on a nonconfidential basis prior to disclosure by Issuer; provided that, in the case of information received from Issuer after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Issuer and its Affiliates agree that they will not in the future issue any press releases or other public disclosure (other than public disclosures made in FPI’s SEC filings and related press releases and supplemental information) using the name of the Collateral Agent, Purchaser or Farmer Mac or their respective Affiliates or referring to this Agreement or any of the Bond Documents without the prior written consent of Farmer Mac, unless (and only to the extent that) Issuer or such Affiliate is required to do so under law and then, in any event Issuer or such Affiliate will consult with Farmer Mac before issuing such press release or other public disclosure.

Section 8.12.      Expenses; Indemnity; Damage Waiver.

(a)            Costs and Expenses. Issuer shall pay all reasonable and documented out of pocket expenses incurred by Purchaser, the Collateral Agent, Farmer Mac, the Custodian and their affiliates (including the reasonable fees, charges and disbursements of counsel) in connection with (i) the preparation, negotiation, execution, delivery and administration of this Agreement and the other Bond Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated, (ii) the diligence and review of any loans proposed to be Qualified Loans or any other Loan Collateral, including the agricultural real estate securing such proposed Qualified Loans (including all appraisal, title and legal costs in connection therewith), and (iii) the enforcement or protection of its rights under this Agreement and the other Bond Documents, including its rights under this Section, and including the same incurred during any workout, restructuring or negotiations in respect of the Bonds.

(b)            Indemnification by Issuer. Issuer shall indemnify Purchaser, the Collateral Agent (and any sub-agent thereof) and Farmer Mac, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any Person (including Issuer or any affiliate of Issuer and the expense of investigation) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Bond Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) the issuance of any Bond by Issuer or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Issuer or any of its affiliates or securing any Qualified Loan, or any Environmental Liability related in any way to Issuer, any of its Affiliates, any Borrower or any of the Underlying Collateral Properties, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Issuer or any of its affiliates, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by Issuer or any of its affiliates against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Bond Document, if Issuer or such affiliate of Issuer has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)            Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, Issuer shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Bond Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, or any Bond or the use of the proceeds thereof. No Indemnitee referred to in this Section 8.12 shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Bond Documents or the transactions contemplated hereby or thereby.

(d)            Payments. All amounts due under this Section shall be payable not later than fifteen (15) days after demand therefor.

(e)            Survival. Each party’s obligations under this Section 8.12 shall survive the resignation of the Collateral Agent or any assignment of rights by Purchaser or Farmer Mac, and the repayment, satisfaction or discharge of all obligations under any Bond Document.

Section 8.13.       Amendment and Restatement. Upon satisfaction of the conditions precedent set forth in Section 3.01, (a) the Existing Agreement shall be and hereby is amended, superseded and restated in its entirety by the terms and provisions of this Agreement, and (b) the Bonds issued under, and the other obligations (including, for the avoidance of doubt, any accrued fees and interest) of Issuer and any Affiliate Guarantor under, the Existing Agreement (including those described on Schedule IV) shall be governed by and subject to the provisions of this Agreement, without any further action. This Agreement shall not constitute a novation of the Existing Agreement or the obligations created thereunder. This Agreement does not evidence or effect a release or relinquishment of the Security Interest or any other security interest, lien or encumbrance, or the priority thereof, granted under the Existing Agreement or any other Bond Document, as defined herein or in the Existing Agreement, all of which shall continue pursuant to such documents and shall secure all Bond Obligations as defined herein.

Article IX

GUARANTEE

Section 9.01.      Guarantee.

(a)            Farmer Mac agrees to pay in full to the holder of each Bond, the principal of, and interest on, the Bonds when due, whether at maturity, upon redemption or otherwise, on the applicable due date for such payment.

(b)            Farmer Mac’s obligations hereunder shall inure to the benefit of and shall be enforceable by any holder of a Bond if, for any reason beyond the control of such holder, such holder shall have failed to receive the interest or principal, as applicable, payable to such holder on any payment date, redemption date or stated maturity date. Farmer Mac hereby irrevocably agrees that its obligations hereunder shall be unconditional, irrespective of the validity, legality or enforceability of, or any change in or amendment to, this Agreement or any Bond, the absence of any action to enforce the same, the waiver or consent by the holder of any Bond or by the Collateral Agent with respect to any provisions of this Agreement, or any action to enforce the same or any other circumstance that might otherwise constitute a legal or equitable discharge or defense of a guarantor. Farmer Mac hereby waives diligence, presentment, demand of payment, protest or notice with respect to each Bond or the interest represented thereby, and all demands whatsoever, and covenants that the guarantee will not be discharged except upon complete irrevocable payment of the principal and interest obligations represented by the Bonds.

(c)            Farmer Mac shall be subrogated to and is hereby assigned all rights of the holder of the Bonds against Issuer, the Affiliate Guarantors and the proceeds of the Loan Collateral, all in respect of any amounts paid by Farmer Mac pursuant to the provisions of the guarantee contained in this Article IX. Each holder shall execute and deliver to Farmer Mac in each holder’s name such instruments and documents as Farmer Mac may reasonably request in writing confirming or evidencing such subrogation and assignment.

(d)            No reference herein shall alter or impair the guarantee, which is absolute and unconditional, of the due and punctual payment of principal of, and interest on, the Bonds, on the dates such payments are due.

(e)            The guarantee is not an obligation of, and is not a guarantee as to principal or interest by, the Farm Credit Administration, the United States or any other agency or instrumentality of the United States (other than Farmer Mac).

(f)             The guarantee shall be governed by, and construed in accordance with, Federal law. To the extent Federal law incorporates state law, that state law shall be the laws of the State of New York applicable to contracts made and performed therein.

Section 9.02.      Control by Farmer Mac. Farmer Mac shall be considered the “control party” and the holder of all Bonds outstanding for all purposes hereunder and shall be permitted to take any and all actions permitted to be taken by the holder thereunder. Farmer Mac will have the sole right to direct the time, method and place of conducting any proceeding for any remedy available to the Collateral Agent or any holder with respect to the Bonds or exercising any power conferred on the Collateral Agent with respect to the Bonds provided that such direction shall not be in conflict with any rule of law.

[Signature Page Follows]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed by an authorized officer as of the day and year first above written.

FARMER MAC MORTGAGE SECURITIES CORPORATION

By:	/s/ Zachary Carpenter
Name: Zachary Carpenter
Title: Executive Vice President

FEDERAL AGRICULTURAL MORTGAGE CORPORATION

By:	/s/ Zachary Carpenter
Name: Zachary Carpenter
Title: Executive Vice President

FARMLAND PARTNERS OPERATING PARTNERSHIP, LP, as Issuer

By:	/s/ Luca Fabbri
Name: Luca Fabbri
Title: President

[Signature Page to Second Amended and Restated Bond Purchase and Security Agreement]

SCHEDULE I

SECOND AMENDED AND RESTATED AGVANTAGE® BOND PURCHASE AND SECURITY AGREEMENT

ADDITIONAL TERMS

These additional terms shall form a part of and be incorporated by reference in the Second Amended and Restated AgVantage® Bond Purchase and Security Agreement dated December 22, 2022 (as may be amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”), between Farmland Partners Operating Partnership, LP, a Delaware limited partnership, as Issuer (“Issuer”), Farmer Mac Mortgage Securities Corporation, as Purchaser (“Purchaser”), and the Federal Agricultural Mortgage Corporation, as Guarantor and the Collateral Agent (“Farmer Mac” or the “Collateral Agent”).

Affiliate Guarantor(s):	Farmland Partners Inc., a Maryland corporation

Additional Bond Document(s):	N/A

Custodian:	U.S. Bank National Association

Maximum Aggregate Amount:	$300,000,000.00 (uncommitted)

Minimum Bond Denominations:	$2,500,000.00 (with subsequent increments of $1,000.00)

Section 6.03 – Minimum Required Qualified Loan Level:	100%

Section 8.03 – Addresses for Notices (Issuer)

Farmland Partners Operating Partnership, LP

c/o Farmland Partners Inc.

4600 South Syracuse Street #1450

Denver, CO 80237

Email: finance@farmlandpartners.com

Attention of: Richard Keck

with a copy to:

Farmland Partners Operating Partnership, LP

c/o Farmland Partners Inc.

4600 South Syracuse Street #1450

Denver, CO 80237

Email: legal@farmlandpartners.com

Attention of: Richard Keck

Section 8.03 – Addresses for Notices (Purchaser/the Collateral Agent)	Federal Agricultural Mortgage Corporation 1999 K Street, NW, 4th Floor Washington, DC 20006 Email: AGVDeals@farmermac.com Attention of: Institutional Business Development

Additional Requirements:	N/A

SCHEDULE II

SECOND AMENDED AND RESTATED AGVANTAGE® BOND PURCHASE AND SECURITY AGREEMENT

QUALIFIED LOAN ELIGIBILITY CRITERIA

These Eligibility Criteria for Qualified Loans shall form a part of and be incorporated by reference in the Second Amended and Restated AgVantage® Bond Purchase and Security Agreement dated December 22, 2022 (as may be amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”), between Farmland Partners Operating Partnership, LP, a Delaware limited partnership, as Issuer (“Issuer”), Farmer Mac Mortgage Securities Corporation, as Purchaser (“Purchaser”), and the Federal Agricultural Mortgage Corporation, as Guarantor and the Collateral Agent (“Farmer Mac” or the “Collateral Agent”).

Each Qualified Loan will be an agricultural real estate mortgage loan (i) evidenced by a mortgage file containing all of the required Loan Documents (in accordance with the Agreement), all in form and substance satisfactory to Purchaser and Farmer Mac, and (ii) having, at a minimum, the following characteristics (on a continuous basis and subject to ongoing compliance with Purchaser and Farmer Mac’s approvals), together with such other characteristics as specified by Farmer Mac in writing:

●	be to a Borrower of which 100% of the equity interests of such Borrower are owned, directly or indirectly, by Issuer or any Affiliate Guarantor;

●	be secured at all times by (1) a first priority deed of trust (if permitted for the related mortgage loan under applicable state law) or mortgage lien (solely if deeds of trust are not permitted for the related mortgage loan under applicable state law) in favor of Issuer on agricultural real estate (land, buildings and fixtures used in agricultural production, processing or storage, solar or wind based alternative energy production or recreational leases, in each case on agricultural real estate) located in the United States that is not subject to any legal or equitable claims deriving from a preceding fee simple or leasehold mortgage or any rights or claims of parties in possession or rights of tenants, lessees, and/or occupants, which deed of trust or mortgage lien shall be insured by a lender’s title insurance policy issued to Issuer by a nationally recognized title insurance company in an amount no less than the loan amount secured by such deed of trust or mortgage lien, and (2) an assignment of leases and rents;

●	be an obligation of a citizen or national of the United States or an alien lawfully admitted for permanent residence in the United States or a private corporation, limited liability company, limited partnership or partnership whose direct or indirect members, stockholders, or partners holding a majority interest in the corporation or partnership are such individuals;

●	have a loan to value ratio (“Loan-to-Value Ratio”) of not greater than sixty percent (60%) (the “Loan-to-Value Requirement”). For the purpose of this requirement, the Loan-to-Value Ratio will be calculated by dividing (a) the unpaid balance of the loan (which, for the avoidance of doubt, shall include the aggregate unpaid balance under all promissory notes evidencing such loan) by (b) the appraised value of the real estate collateral securing the loan, disregarding for purposes of this calculation the value of any real estate collateral securing such loan by virtue of cross-collateralization (as reasonably determined by Farmer Mac);

SCHEDULE II

●	if secured by:

⮚	not more than 2,000 acres, have a commitment amount not greater than $75 million (or any higher amount permitted by Farmer Mac and communicated to Issuer in writing);

⮚	more than 2,000 acres (or any larger acreage amount permitted by Farmer Mac and communicated to Issuer in writing), have an interest pledged to the Collateral Agent not greater than $14.1 million (or any higher amount permitted by Farmer Mac and communicated to Issuer in writing);

●	be accruing interest and not more than thirty (30) days delinquent in the payment of principal or interest;

●	have all taxes and assessments with respect to the subject real estate paid prior to delinquency;

●	not be subject to any continuing event of default under the applicable Loan Documents;

●	contain cross-collateralization provisions with respect to any other Loan Documents, instruments, and agreements which have been pledged as Qualified Collateral hereunder, and not be cross-collateralized with any other loan documents, instruments, or agreements;

●	contain cross-default provisions in the related mortgage loan documents, instruments, and agreements, providing that (i) any default or Event of Default under any other loan documents, instruments, and agreements which have been pledged as Qualified Collateral hereunder and shall also constitute a default under the mortgage loan, and (ii) default or Event of Default under the Bond Purchase Agreement or any of the other Bond Documents shall also constitute a default under the mortgage loan and providing for immediate acceleration of the balance due on such mortgage loan without further notice, thereby entitling the Collateral Agent to all rights and remedies under the terms of such mortgage loan;

●	contain provisions requiring the mandatory prepayment of such mortgage loan with any proceeds received (i) upon any disposition of the underlying real estate or improvements securing such loan or (ii) from insurance policies insuring such real estate or improvements upon casualty events;

SCHEDULE II

●	encumber any improvements with a first priority lien in favor of Issuer by and through the mortgage or deed of trust securing such loan. For purposes of this paragraph, “improvements” means: any buildings, improvements, equipment, fixtures and permanent plantings located in or on or appurtenant to the collateral, and all additions, replacements, and improvements hereafter made to or placed in or on the collateral; all rights-of-way, easements, rents, issues, profits, income, proceeds and general intangibles from the collateral, tenements, hereditaments, remainders, reversions, privileges and appurtenances belonging unto the collateral, however evidenced which are used or enjoyed in connection with the real property now or hereafter owned or belonging to the same or which hereafter may be acquired and so used or enjoyed; all water and water rights now owned or hereafter acquired whether such water and water rights are riparian, appropriative or otherwise and whether or not appurtenant to the collateral, along with all ditch and ditch rights and any shares of stock, licenses, permits and contracts evidencing such water or ditch rights, and all wells, reservoirs, dams, embankments or fixtures relating to the collateral; all windmills, pumps, irrigation equipment, motors, engines, and devices of every kind now or hereafter used for or in connection with the irrigation of the collateral, or for stock watering or domestic purposes thereon, and all grain bins and storage bins, which are owned by the Borrower and which are located on the collateral described above together with all additional accessions, replacements, improvements, repairs and substitutions to the collateral and the proceeds thereof and all other fixtures now or hereafter located upon the collateral, all of which are declared to be appurtenant to the collateral, or incident to the ownership thereof, or used in connection therewith; provided, however, improvements shall not include, any agricultural equipment, operations, crops and related permanent plantings, irrigation facilities and water rights that are owned by tenants of such property that are not Affiliates of Issuer;

●	be supported by a subordination and non-disturbance agreement in favor of Issuer and its assigns (including Farmer Mac) with respect to (i) any lease of the underlying real estate with a term remaining under such lease at the time of the loan of greater than one (1) year and (ii) any lease entered into after the issuance of such loan with a term of greater than one (1) year, in each case duly executed by the tenant under such lease and recorded against the real estate;

●	contain provisions, consistent with standard industry practice, requiring that upon default of the mortgage loan, (i) all leases and security deposits on the related collateral shall be assigned to the lender and (ii) all rents and revenues from the related collateral shall be assigned to the lender; and

●	none of the following events shall have occurred with respect to the Borrower: (i) the filing of any petition by or against the Borrower seeking to adjudge the Borrower as bankrupt or insolvent which remains undismissed or unstayed, or (ii) the entry of any decree or order by a court having jurisdiction in the premises adjudging the Borrower as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of such Borrower under the Bankruptcy Code or any other applicable federal or state law or law of the District of Columbia, or appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of such Borrower or of any substantial part of its property, or ordering the winding up or liquidation of its respective affairs, or (iii) the Borrower’s admittance in writing of its inability to generally pay its debts as they mature.

SCHEDULE II

For the avoidance of doubt, the definition of “Eligibility Criteria” shall be interpreted so that the definition relating to the maximum loan amount and the maximum related borrower exposure eligible as collateral shall be the then-current maximum loan amount or relationship exposure, as the case may be, under Farmer Mac’s AgVantage program.

SCHEDULE III

SECOND AMENDED AND RESTATED AGVANTAGE® BOND PURCHASE AND SECURITY AGREEMENT

RATE TERMS

These additional terms shall form a part of and be incorporated by reference in the Second Amended and Restated AgVantage® Bond Purchase and Security Agreement dated December 22, 2022 (as may be amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”), between Farmland Partners Operating Partnership, LP, a Delaware limited partnership, as Issuer (“Issuer”), Farmer Mac Mortgage Securities Corporation, as Purchaser (“Purchaser”), and the Federal Agricultural Mortgage Corporation, as Guarantor and the Collateral Agent (“Farmer Mac” or the “Collateral Agent”).

“Day Count Convention” means the method for calculating accrued interest payable on any Interest Payment Date, which method shall be one of the following:

“30/360”:	Interest is calculated on the basis of a 360-day year and twelve 30-day months; or

“Actual/360”:	Interest is calculated on the basis of a 360-day year and the actual number of days elapsed.

“Interest Period” means, for any Floating Rate Bond, each successive one-month period beginning on, and including, an Interest Payment Date and ending on, but excluding, the next succeeding Interest Payment Date; provided, that the first Interest Period will commence on, and include, the applicable Closing Date, and the final Interest Period will end on, but exclude, the applicable maturity date for such Floating Rate Bond.

The following terms apply to Floating Rate Bonds with a Term SOFR rate index:

“Floor” means a rate of interest equal to 0.00%.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Term SOFR” means the Term SOFR Reference Rate for a tenor comparable to a one-month tenor on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that, if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; provided, further, that, if Term SOFR determined as provided above shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor. Farmer Mac does not warrant, nor accept responsibility, nor any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Term SOFR”.

SCHEDULE III

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Farmer Mac in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

Benchmark Replacement Setting:

(a)            Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Bond Document, upon the occurrence of a Benchmark Transition Event, Farmer Mac and Issuer may amend this Schedule III to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after Farmer Mac has posted such proposed amendment to Issuer so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Issuer. No replacement of a Benchmark with a Benchmark Replacement pursuant to this section will occur prior to the applicable Benchmark Transition Start Date.

(b)            Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Bond Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to the Agreement or any other Bond Document.

(c)            Notices; Standards for Decisions and Determinations. Farmer Mac will promptly notify Issuer of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. Farmer Mac will promptly notify Issuer of the removal or reinstatement of any tenor of a Benchmark pursuant hereto. Any determination, decision or election that may be made by Farmer Mac pursuant to hereto, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party to this Agreement or any other Bond Document, except, in each case, as expressly required pursuant to this Schedule III.

SCHEDULE III

(d)            Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Bond Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Farmer Mac in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then Farmer Mac may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then Farmer Mac may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)            Benchmark Unavailability Period. Upon Issuer’s receipt of notice of the commencement of a Benchmark Unavailability Period, Issuer may revoke any pending request for a Floating Rate Bond to be issued during any Benchmark Unavailability Period.

(f)            Definitions.

(i)            “Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Schedule III and the Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date.

(ii)           “Benchmark” means, initially, the Term SOFR Reference Rate; provided, that, if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to hereto.

SCHEDULE III

(iii)          “Benchmark Replacement” means with respect to any Benchmark Transition Event, the sum of: (A) the alternate benchmark rate that has been selected by Farmer Mac and Issuer giving due consideration to (I) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (II) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for dollar-denominated syndicated credit facilities and (B) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of the Agreement and the other Bond Documents.

(iv)         “Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Farmer Mac and Issuer giving due consideration to (A) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities.

(v)          “Benchmark Replacement Conforming Changes” means, with respect to either the use or administration of any initial Benchmark or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of prepayment, and other technical, administrative or operational matters) that Farmer Mac decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by Farmer Mac in a manner substantially consistent with market practice (or, if Farmer Mac decides that adoption of any portion of such market practice is not administratively feasible or if Farmer Mac determines that no market practice for the administration of any such rate exists, in such other manner of administration as Farmer Mac decides is reasonably necessary in connection with the administration of this Agreement and the other Bond Documents).

SCHEDULE III

(vi)         “Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)            in the case of clause (1) or (2) of the definition of “Benchmark Transition Event”, the later of (x) the date of the public statement or publication of information referenced therein and (y) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2)            in the case of clause (3) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided, that, such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

(vii)        “Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)            a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided, that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided, that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

SCHEDULE III

(3)            a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

(viii)       “Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

(ix)          “Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Bond Document in accordance herewith and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Bond Document in accordance herewith.

(x)           “Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

SCHEDULE III

(xi)          “Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

SCHEDULE IV

EXISTING BONDS

1.	Farmland Partners Operating Partnership, LP 3.69% Fixed Rate Senior AgVantage Bond due April 7, 2025, dated April 7, 2015, in the original principal sum of $14,915,000.00, issued by Farmland Partners Operating Partnership, LP to Farmer Mac Mortgage Securities Corporation, and the related Pricing Agreement Related to AgVantage Bond Purchase Agreement dated March 31, 2015, among Federal Agricultural Mortgage Corporation, Farmer Mac Mortgage Securities Corporation, Farmland Partners Operating Partnership, LP, and Farmland Partners Inc.

2.	Farmland Partners Operating Partnership, LP 3.68% Fixed Rate Senior AgVantage Bond due April 10, 2025, dated April 10, 2015, in the original principal sum of $11,160,000.00, issued by Farmland Partners Operating Partnership, LP to Farmer Mac Mortgage Securities Corporation, and the related Pricing Agreement Related to AgVantage Bond Purchase Agreement dated April 10, 2015, among Federal Agricultural Mortgage Corporation, Farmer Mac Mortgage Securities Corporation, Farmland Partners Operating Partnership, LP, and Farmland Partners Inc.

ANNEX A

FORM OF AGVANTAGE® BOND

[______]

[●%]1[INDEX plus ●%]2 Senior AgVantage® Bond

[Closing Date]

FOR VALUE RECEIVED, THE UNDERSIGNED, FARMLAND PARTNERS OPERATING PARTNERSHIP, LP, A DELAWARE LIMITED PARTNERSHIP, (“ISSUER”), HEREBY PROMISES TO PAY TO FARMER MAC MORTGAGE SECURITIES CORPORATION, A WHOLLY OWNED SUBSIDIARY OF FARMER MAC (AS DEFINED BELOW) (THE “PURCHASER”), OR ITS REGISTERED ASSIGNS, THE PRINCIPAL SUM OF [THE AMOUNT OUTSTANDING HEREUNDER, UP TO]3 _______________ DOLLARS ($____________.00) [ON [MATURITY DATE]]4[IN ACCORDANCE WITH THE SUMMARY OF TERMS (AS DEFINED HEREIN) NO LATER THAN [MATURITY DATE]]5, TOGETHER WITH INTEREST COMPUTED FROM THE DATE HEREOF ACCORDING TO THE TERMS OF THE BOND PURCHASE AGREEMENT (AS DEFINED BELOW).

Payments of principal and interest on this Bond are to be made in lawful money of the United States of America at such place as shall have been designated by written notice to Issuer from the registered holder of this Bond as provided in the Bond Purchase Agreement referred to below.

This Bond is issued pursuant to a Second Amended and Restated AgVantage® Bond Purchase and Security Agreement, dated as of December 22, 2022 (the “BPSA”), as well as the Summary of Terms dated as of ________, 20__ (the “Summary of Terms” and, together with the BPSA, in each case as from time to time amended, restated, extended, supplemented or otherwise modified in writing, the “Bond Purchase Agreement”), among Issuer, Purchaser and Federal Agricultural Mortgage Corporation (“Farmer Mac”), and is entitled to the benefits thereof.

Capitalized terms used herein and not defined herein shall have the meanings given to those terms in the Bond Purchase Agreement.

This Bond is a registered Bond and, upon surrender of this Bond for registration of transfer or exchange, accompanied by a written instrument of transfer duly executed by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Bond will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, Issuer may treat the Person in whose name this Bond is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and Issuer will not be affected by any notice to the contrary.

1 For Fixed Rate Bonds

2 For Floating Rate Bonds

3 For Variable Funding Bonds

4 For IO Bonds

5 For Amortizing Bonds

A-1

ANNEX A

This Bond [is not voluntarily prepayable]6 [may be drawn and repaid in accordance with the Summary of Terms].7 Reference is made to the Bond Purchase Agreement with respect to requirements of any prepayments.

If an Event of Default, as defined in the Bond Purchase Agreement, occurs and is continuing, the principal of and all accrued interest on this Bond may be declared due and payable in the manner, at the price and with the effect provided in the Bond Purchase Agreement.

This Bond is secured by the Security Interest, as defined in the Bond Purchase Agreement.

This Bond shall be construed and enforced in accordance with, and the rights of Issuer and the holder hereof shall be governed by, the laws of the State of New York, excluding choice-of-law principles of the law of the State of New York that would require the application of the laws of another jurisdiction.

FARMLAND PARTNERS OPERATING PARTNERSHIP, LP, a Delaware limited partnership,

By:
Name:
Title:

6 No prepayment

7 For Variable Funding Bonds

A-2

ANNEX B

FORM OF CERTIFICATE OF PLEDGED COLLATERAL

Pursuant to the Second Amended and Restated AgVantage® Bond Purchase and Security Agreement dated December 22, 2022 (as may be amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; capitalized terms used herein and not otherwise defined have the respective meanings ascribed thereto in the Agreement), between Farmland Partners Operating Partnership, LP, a Delaware limited partnership, as Issuer (“Issuer”), Farmer Mac Mortgage Securities Corporation, as Purchaser (“Purchaser”), and the Federal Agricultural Mortgage Corporation, as Guarantor and the Collateral Agent (“Farmer Mac” or the “Collateral Agent”), the undersigned duly appointed officer of Issuer hereby certifies to the Collateral Agent as follows:

1.	As of the date hereof, the Market Value of the Qualified Loans certified hereby and pledged to the Collateral Agent is	$XX.XX

2.	As of the date hereof, the Market Value of the Qualified Collateral (including Qualified Loans), as shown on Schedule A8 hereto, certified hereby and pledged to the Collateral Agent is	$XX.XX

3.	The aggregate principal amount of the AgVantage® Bond(s) outstanding on the date hereof is	$XX.XX

4.	The aggregate amount by which the Market Value of the Qualified Loans exceeds the aggregate principal amount of the AgVantage® Bond(s) outstanding (item 1 minus item 3) is	$XX.XX

5.	The percentage of the Market Value of the Qualified Loans relative to the aggregate principal amount of the AgVantage® Bond(s) outstanding (item 1 divided by item 3) is	XX.XX%

6.	Each Qualified Loan included as Qualified Collateral satisfies the Eligibility Criteria set forth in the Agreement.

7.	The percentage of the Market Value of the Qualified Loans pledged to the Collateral Agent relative to the aggregate principal amount of the AgVantage® Bond(s) outstanding (the percentage set forth in item 5) satisfies the Minimum Required Qualified Loan Level (100%).

8.	No Event of Default exists.

[Signature Page Follows]

8 Schedule A should be in the form of an Excel spreadsheet, produced by Issuer and attached to the certificate. Schedule A should list all Qualified Collateral, with such detail and information as required by Farmer Mac.

B-1

ANNEX B

Certified hereto as of this _______ day of ________, 20XX.

By:

Name:
Title:

Certificate of Pledged Collateral of Farmland Partners Operating Partnership, LP

B-2

ANNEX C

SECOND AMENDED AND RESTATED AGVANTAGE® BOND PURCHASE AND SECURITY AGREEMENT

FORM OF SUMMARY OF TERMS [ - VARIABLE FUNDING BOND]

This Summary of Terms shall form a part of and be incorporated by reference in the Second Amended and Restated AgVantage® Bond Purchase and Security Agreement dated December 22, 2022 (as may be amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Bond Purchase Agreement”), between Farmland Partners Operating Partnership, LP, a Delaware limited partnership, as Issuer (“Issuer”), Farmer Mac Mortgage Securities Corporation, as Purchaser (“Purchaser”), and the Federal Agricultural Mortgage Corporation, as Guarantor and the Collateral Agent (“Farmer Mac” or the “Collateral Agent”).

On the Closing Date, Purchaser will purchase from Issuer and Issuer will sell to Purchaser Bonds with the following terms:

[Maximum] Bond Amount:	$●

[Initial; Bond Amount:]	[$●]

[Minimum Draw Amount:]	[$●]

[Draw/Repayment Dates:]	[Draws may be made upon five (5) Business Days’ notice, and the entire outstanding principal amount shall be repaid on the Maturity Date (with any prepayment to be subject to the terms set forth below)][9]

Purchase Price:	[At par][●% of par]

Issuance Date:	●

Maturity Date:	●

[Principal Amortization Schedule:]	[Attached as Annex A and incorporated herein by reference][10]

[Fixed Rate] [Floating Rate]:	[●%] [INDEX plus ●%][9]

Day Count Convention:	[30/360] [Actual/360]

Interest Payment Dates:	The ● of each ●, ●, ..., commencing ●

9 For Variable Funding Bonds.

10 If an amortization schedule will be incorporated for any Bond, attach to the completed Summary of Terms.

ANNEX C

Prepayment:	[Not Prepayable][11] [Prepayable in full or part at Issuer’s option upon expiration of the Pre-Payment Notice Days,][12] subject in each case to the terms of the Bond Purchase Agreement with respect to prepayments.

Pre-Payment Notice Days:	[Seven (7) Business Days][12] [Five (5) Business Days][13] [Four (4) Business Days][14]

[Minimum Prepayment Amount]	$●

[Other Terms]	[●]

The Bonds shall be obligations of Issuer. The issuance and sale of the Bonds by Issuer to Purchaser shall only occur in accordance with and pursuant to the terms and conditions of the Bond Purchase Agreement. All of the provisions contained in the Bond Purchase Agreement are hereby incorporated by reference in their entirety and shall be deemed to be a part of this Summary of Terms to the same extent as if such provisions had been set forth in full herein. Capitalized terms used herein and not defined herein shall have the meanings given to those terms in the Bond Purchase Agreement. This Summary of Terms may be executed in two or more counterparts.

In the event of any inconsistency between the terms of this Summary of Terms and the Bond Purchase Agreement, the terms of this Summary of Terms shall apply.

[Remainder of page blank – signatures follow]

11 For Fixed Rate Bonds

12 For Fixed or Floating Rate Bonds

12 For Fixed Rate Bonds

13 For Floating Rate Bonds

14 For Variable Funding Bonds

ANNEX C

Agreed to this __ day of __________, 20__.

Federal Agricultural Mortgage Corporation

By:
Name:
Title:

Farmer Mac Mortgage Securities Corporation

By:
Name:
Title:

Farmland Partners Operating Partnership, LP, a Delaware limited partnership

By:
Name:
Title:

ANNEX C-2

SECOND AMENDED AND RESTATED AGVANTAGE® BOND PURCHASE AND SECURITY AGREEMENT

FORM OF DRAW REQUEST – VARIABLE FUNDING BOND

TO:	Farmer Mac Mortgage Securities Corporation (the “Purchaser”)
Federal Agricultural Mortgage Corporation (“Farmer Mac”)

Farmland Partners Operating Partnership, LP, a Delaware limited partnership (“Issuer”) hereby requests a draw on its Variable Funding Bond due ___________ __, 20__ (the “Bond”) under the terms set forth below, pursuant to the Summary of Terms dated as of __________ __, 20__, among Issuer, Purchaser, and Farmer Mac and the Second Amended and Restated AgVantage® Bond Purchase and Security Agreement dated as of December 22, 2022, among Issuer, Purchaser, and Farmer Mac (together with the Summary of Terms and as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”).

Amount of draw: $ __________________

Draw date:_____________ __, 20___

Capitalized terms used herein but not otherwise defined shall have the meanings ascribed thereto in the Agreement.

DATED this _____ day of ____________, 20__.

FARMLAND PARTNERS OPERATING PARTNERSHIP, LP,

a Delaware limited partnership, as Issuer

By:
Name:
Title:

C-1-1

ANNEX C-2

SECOND AMENDED AND RESTATED AGVANTAGE® BOND PURCHASE AND SECURITY AGREEMENT

FORM OF PAYDOWN NOTICE – VARIABLE FUNDING BOND

TO:	Farmer Mac Mortgage Securities Corporation (the “Purchaser”)
Federal Agricultural Mortgage Corporation (“Farmer Mac”)

Farmland Partners Operating Partnership, LP, a Delaware limited partnership (“Issuer”) hereby gives notice to Purchaser and Farmer Mac of its intention to repay part or all of its Variable Funding Bond due __________ __, 20__ (the “Bond”) prior to the Maturity Date under the terms set forth below, pursuant to the Summary of Terms dated as of ___________ __, 20__, among Issuer, Purchaser, and Farmer Mac and the Second Amended and Restated AgVantage® Bond Purchase and Security Agreement dated as of December 22, 2022, among Issuer, Purchaser, and Farmer Mac (together with the Summary of Terms and as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”).

Aggregate principal amount to be repaid: $

Paydown date:______________            __, 20___

Capitalized terms used herein but not otherwise defined shall have the meanings ascribed thereto in the Agreement.

DATED this _____ day of ____________, 20__.

FARMLAND PARTNERS OPERATING PARTNERSHIP, LP,

a Delaware limited partnership, as Issuer

By:
Name:
Title:

C-2-1

ANNEX D

INSTITUTIONAL CREDIT
CERTIFIED FACILITY

1.	Institution Name:

Farmland Partners Operating Partnership, LP (the “Applicant”)

2.	Mailing Address:

[______]

3.	The undersigned represents, warrants, and agrees, on behalf of the Applicant as an authorized officer thereof, that:

(A)	It has provided Farmer Mac with a copy of its most recent audited financial statements and any unaudited financial statements issued after the audited statements;

(B)	It has provided Farmer Mac with a copy of the agricultural mortgage underwriting, appraisal, administration (including applicable loan disclosures), and servicing standards and procedures it uses in making and servicing agricultural mortgage loans;

(C)	It is authorized to issue and/or sell to Farmer Mac, an affiliate of Farmer Mac, or other investors, securities representing interests solely in, or obligations fully backed by, any pool consisting solely of agricultural mortgage loans (collectively, “mortgage-backed securities”), which may include without limitation investment contracts, repurchase agreements, participation interests or other similar financial instruments;

(D)	It shall allow officers, employees or other agents of Farmer Mac to have reasonable access to such books, accounts, financial records, reports, files, and all other papers, things, or property, of any type whatsoever, belonging to or used by the Applicant, that are necessary to facilitate an examination of the operations of the Applicant in connection with the issuance or sale of such securities; and

(E)	It shall, with respect to mortgage-backed securities it issues from time to time that are guaranteed by Farmer Mac:

(i)	act in accordance with the standards of a prudent institutional lender to resolve loan defaults,

(ii)	apply proceeds of any collateral, judgments, settlements or guarantees first to reduce the amount of any principal outstanding on any obligation of Farmer Mac that was purchased by the Secretary of the Treasury to the extent the proceeds of such obligation were used to make guarantees of such mortgage-backed securities and second to reimburse Farmer Mac for guarantee payments,

D-1

ANNEX D

(iii)	permit the originator of any loan in any pool securing such mortgage-backed securities to retain servicing of such loan,

(iv)	take such steps as may be necessary to ensure that minority owned or controlled investment banking firms, underwriters and bond counsels throughout the United States have an opportunity to participate to a significant degree in any public offering of such securities, and

(v)	not refuse to originate qualified loans originating in States that have established borrower rights laws either by statute or under the constitution of such States, except that the undersigned may require discounts or charge fees reasonably related to costs and expenses arising from such statutes or constitutional provisions.

By:	Date:

Name:

Title:
(an authorized officer of Applicant)

D-2

ANNEX E

FORM OF OFFICERS’ CERTIFICATE

Officers’ Certificate

TO:	Federal Agricultural Mortgage Corporation

Pursuant to the Second Amended and Restated AgVantage® Bond Purchase and Security Agreement dated as of December 22, 2022, among Farmland Partners Operating Partnership, LP, a Delaware limited partnership (“Issuer”), Farmer Mac Mortgage Securities Corporation, and Federal Agricultural Mortgage Corporation (as may be amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Bond Purchase Agreement”):

(A)	__________, the __________ of Issuer, solely in such capacity and not an individual capacity, and without personal liability, hereby certifies on behalf of Issuer and FPI that as of the date hereof:

(1)	Issuer is an institution organized as a limited partnership under the laws of the State of Delaware;

(2)	no Material Adverse Change has occurred;

(3)	all of Issuer’s representations contained in the Bond Documents (including without limitation Section 5.01 of the Bond Purchase Agreement) remain true and correct on and as of the date hereof, except as may have previously been disclosed to Purchaser and Farmer Mac in writing; and

(4)	no Event of Default exists.

(B)	The aggregate principal amount of all loans (other than Qualified Loans) in Issuer’s portfolio that are in non-accrual status, ninety (90) days or more delinquent, or otherwise impaired is __________________.

Capitalized terms used but not defined in this certificate shall have the meanings given to those terms in the Bond Purchase Agreement.

DATED as of this _____ day of _________________, _________.

Name:

Title:

E-1

ANNEX F

FORM OF CLOSING CERTIFICATE

Closing Certificate

[____________], [_______]

(the “Closing Date”)

This Closing Certificate is being executed and delivered pursuant to the Second Amended and Restated AgVantage® Bond Purchase and Security Agreement dated as of December 22, 2022, among Farmland Partners Operating Partnership, LP, a Delaware limited partnership (“Issuer”), Farmer Mac Mortgage Securities Corporation, and Federal Agricultural Mortgage Corporation (as may be amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Bond Purchase Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Bond Purchase Agreement.

I hereby certify, solely in my capacity as [______] of Issuer, and not in my individual capacity or with any personal liability, as of the Closing Date, that (A) all representations and warranties of Issuer and each Affiliate Guarantor set forth in the Bond Purchase Agreement and the other Bond Documents are true and correct (and, for the avoidance of doubt, as applied to the Bond and the Qualified Collateral being issued and pledged as of the Closing Date); (B) Issuer and each Affiliate Guarantor is in compliance with each of the covenants and conditions set forth in the Bond Purchase Agreement and in the other Bond Documents; (C) no Event of Default exists; (D) no Material Adverse Change or any event or circumstance that could reasonably be expected to cause a Material Adverse Change has occurred, in each case since the date of the most recent Financial Statements and financial statements delivered pursuant to Section 4.01 or Section 4.02 of the Bond Purchase Agreement, as the case may be; (E) Issuer’s status as a certified agricultural mortgage marketing facility pursuant to 12 U.S.C. 2279aa-5 has not expired or been revoked; and (F) Issuer has satisfied each of the conditions required to be satisfied by it under Section 3.02 of the Bond Purchase Agreement.

DATED as of this _____ day of _________________, _________.

Name:

Title:

F-1